PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198802

32,082,170 Shares

Global Digital Solutions, Inc.

COMMON STOCK

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 32,082,170 shares of our common stock consisting of:

(i)	11,022,170 shares of our common stock issued or issuable in connection with our acquisition of North American Custom Specialty Vehicles, LLC;
(ii)	5,634,000 shares of our common stock issued to investors in various private placements;
(iii)	4,250,000 shares of our common stock issued and 4,250,000 share issuable upon the conversion of warrants issued in connection with convertible debt, for services, and for investment banking fees;
(iv)	2,676,000 shares of our common stock issued to certain acquisition, investor relations professionals and consultants for acquisition, investor relations and marketing services; and
(v)	4,250,000 shares of our common stock issued for conversion of debt and debt guarantees.

All of these shares of our common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the Over The Counter Market (“OTCQB”) under the symbol “GDSI”. The last reported sale price of our common stock as reported by the OTCQB on September 12, 2014, was $0.16 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2014

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information contained in this prospectus is current only as of its date. This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 11 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “the Company,” “GDSI,” “we,” “us,” and “our” refer to Global Digital Solutions, Inc., a New Jersey corporation, and where appropriate, its wholly-owned subsidiaries.

Overview

We were incorporated in New Jersey as Creative Beauty Supply, Inc. (“Creative”) in August 1995.  In March 2004, Creative acquired Global Digital Solutions, Inc., a Delaware corporation ("Global”). The merger was treated as a recapitalization of Global, and Creative changed its name to Global Digital Solutions, Inc., Global provided structured cabling design, installation and maintenance for leading information technology companies, federal, state and local government, major businesses, educational institutions, and telecommunication companies. Our mission was to target the United States government contract marketplace for audio and video services. Due to capital constraints our operations team focused mainly in Northern California. On May 1, 2012, we made the decision to wind down our operations in the telecommunications while concurrently refocusing our efforts in the area of cyber arms technology and complementary security and technology solutions.  We completed the wind down our telecommunications operations in June 2014.  As discussed below, from August 2012 through November 2013 we were actively involved in managing Airtronic USA, Inc., and in June 2014 we acquired North American Custom Specialty Vehicles, LLC (“NACSV”).

Our Strategy

●	Identify, target, and acquire profitable businesses with proven and established track records of serving Government, Law Enforcement Agencies, and related Corporate Customers.
●	Aggregate and integrate Product, Service and Technology providers serving this defined customer base.
●	Integrate the significant customer relationships developed from each business to cross sell products and services and expand the GDSI presence within the Industry.
●	Become a Facilitator in the “Analog to Digital” shift in the Defense and Intelligence Marketplace over the balance of this decade.

There is doubt about our ability to continue as a going concern

Our independent registered public accounting firm has issued an opinion on our December 31, 2013, financial statements that states that the financial statements were prepared assuming we will continue as a going concern.  As discussed in Note 1 to the financial statements, we had a net loss of $9,297,253 for the year ended December 31, 2013, and used net cash of $983,345 for operating activities. Additionally, at December 31, 2013, we had an accumulated deficit of $16,858,375.  These matters raise substantial doubt about our ability to continue as a going concern.  Our plan in regards to these matters is also described in Note 1 to our financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Transactions with Airtronic USA, Inc.

On October 22, 2012, we entered into an Agreement of Merger and Plan of Reorganization (“Merger Agreement”) to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a debtor in possession under chapter 11 of the Bankruptcy Code in a case pending in the US Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Court”) once Airtronic successfully reorganized and emerged from bankruptcy (the “Merger”). Contemporaneously, on October 22, 2012, we entered into a Debtor In Possession Note Purchase Agreement (“Bridge Loans”) with Airtronic in which we agreed to lend them initially up to $750,000, and which was subsequently modified twice to provide for additional loans totaling $500,000 and $200,000. From October 2012 through November 2013 we were actively involved in managing and supervising Airtronic’s operations as we funded their business and planned for its reorganization and successful emergence from bankruptcy. Airtronic’s Plan of Reorganization which approved their Merger with us, was confirmed by the Court on October 2, 2013 and we intended to close the Merger with Airtronic by December 2, 2013; however Airtronic refused to close the Merger and the transaction fell through. Subsequently, in April 2014, Airtronic had a Plan of Reorganization confirmed, and in May 2014 repaid all loans due to the Company under the Bridge Loans.

Acquisition of North American Custom Specialty Vehicles, LLC

On June 16, 2014, we and our wholly owned subsidiary, GDSI Acquisition Corporation, a Delaware corporation (“Buyer”), entered into an Equity Purchase Agreement (“EPA”) with Brian A. Dekle and John Ramsey (collectively, “Sellers”) and North American Custom Specialty Vehicles, LLC, an Alabama limited liability company (“NACSV”), pursuant to which Buyer purchased all of Sellers’ membership interests in NACSV for total consideration of up to $3.6 million (the “Acquisition”) with (a) $1.2 million payable at closing as follows: (i) a cash payment of $1.0 million and (ii) 645,161 shares of GDSI’s restricted common stock valued at a discounted price of 80% of the market price of the shares calculated as the average of last reported selling prices of the Company’s shares of common stock for the five trading days ended two business days prior to the date of determination (the Discounted Value”), or $0.31 per share, for $200,000 in the aggregate, (b) up to $2.4 million of additional post-closing contingent consideration payable, at the sellers election, in either in cash or shares of the Company’s common stock issued at the Discounted Value as certain milestones are met as set forth in the EPA through December 31, 2017, and (c) a post-closing date purchase price adjustment of $816,373, the excess of the total value of closing date assets of NACSV over $1.2 million (the “True-Up” payment). NACSV specializes in building mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations.

Increase in Authorized Share Capital

On July 7, 2014, we filed a Certificate of Amendment to Certificate of Incorporation to increase the number of our authorized shares of capital stock from 185,000,000 shares to 485,000,000 shares, divided into two classes: 450,000,000 shares of common stock, par value $0.001 per share (the “common stock”), and 35,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

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Implications of Being an Emerging Growth Company

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;
●	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and
●	Reduced disclosure of financial information in this prospectus, including two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have irrevocably chosen to "opt out" of the exemption for the delayed adoption of certain accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Selected Risk Factors

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 6 of this prospectus. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our growth strategy, which could cause a decline in the price of our common stock and result in a loss of all or a portion of your investment:

●	There is doubt about our ability to continue as a going concern.
●	We have a limited operating history, no revenue and may continue to incur losses.
●	We will need additional financing to fully implement our business plan, and we cannot assure you that we will be successful in obtaining such financing or in continuing our operations.

Where You Can Find Us

Our principal executive office is located at 777 South Flagler Drive, Suite 800 West, West Palm Beach, Florida 33401 and our telephone number is (561) 515-6163.  Our website address is www.gdsi.co. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website a part of this prospectus.

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THE OFFERING

Common stock offered by selling stockholders	This prospectus relates to the sale by certain selling stockholders of 32,082,170 shares of our common stock consisting of:
(i) 11,022,170 shares of our common stock issued or issuable in connection with our acquisition of North American Custom Specialty Vehicles, LLC;
(ii) 5,634,000 shares of our common stock issued to investors in various private placements;
(iii) 4,250,000 shares of our common stock issued and 4,250,000 share issuable upon the conversion of warrants issued in connection with convertible debt, for services, and for investment banking fees;
(iv) 2,676,000 shares of our common stock issued to certain acquisition advisors, investor relations professionals and consultants for acquisition, investor relations and marketing services; and
(v) 4,250,000 shares of our common stock issued for conversion of debt and debt guarantees.

Offering price	Market price or privately negotiated prices.

Common stock outstanding before the offering	103,469,278 shares (1)

Common stock outstanding after the offering	118,096,287 shares (2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive up to $1,400,000 from the proceeds from the exercise of the warrants by the selling stockholders if and when those stockholders exercise their warrants. We expect to use such proceeds, if any, for general working capital purposes.

OTC Markets (OTCQB) Symbol	GDSI.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in our common stock.

(1)	Represents the number of shares of our common stock outstanding as of September 12, 2014. Excludes (i) 4,250,000 shares of our common stock issuable upon exercise of outstanding warrants, (ii) 4,500,000 shares of our common stock issuable upon the vesting of restricted stock grants, (iii) 10,377,009 shares issuable in the future for the True-Up payment and the contingent consideration in connection with the acquisition of NACSV, (iv) 5,500,000 shares of our common stock issuable upon exercise of options granted and reserved under the 2014 Equity Incentive Plan and (v) 12,000,000 shares issuable upon the vesting of restricted stock units granted and reserved under the 2014 Equity Incentive Plan.

(2)	Includes (i) 4,250,000 shares of our common stock issuable upon the exercise of outstanding warrants, which shares are offered for sale in this prospectus, and (ii) 10,377,009 shares issuable in the future for the True-Up payment and the contingent consideration in connection with the acquisition of NACSV, which shares are offered for sale in this prospectus. Excludes (i) 4,500,000 shares of our restricted common stock issuable upon the vesting of restricted stock grants, (ii) 5,500,000 shares of our common stock issuable upon exercise of options granted and reserved under the 2014 Equity Incentive Plan, and (iii) 12,000,000 shares issuable upon the vesting of restricted stock units granted and reserved under the 2014 Equity Incentive Plan.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operations may be materially adversely affected.  In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

There is doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has issued an opinion on our December 31, 2013, financial statements that states that the financial statements were prepared assuming we will continue as a going concern.  As discussed in Note 1 to the financial statements, we had a net loss of $9,297,253 for the year ended December 31, 2013, and used net cash of $983,345 for operating activities. Additionally, at December 31, 2013, we had an accumulated deficit of $16,858,375.  These matters raise substantial doubt about our ability to continue as a going concern.  Our plan in regards to these matters is also described in Note 1 to our financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our future is dependent on our ability to meet our financing requirements, and complete other identified and unidentified acquisitions. If we fail for any reason, we might not be able to continue as a going concern.

We have a limited operating history, limited revenue and may continue to incur losses.

There can be no assurance that our business will be profitable in the future. We may continue to incur losses and negative cash flows from operations. This would have a material adverse affect on our financial condition.

We will need additional financing to fully implement our business plan, and we cannot assure you that we will be successful in obtaining such financing or in continuing our operations.

We recently acquired North American Custom Specialty Vehicles, LLC (“NACSV”) a company that NACSV specializes in building mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations. We may acquire complimentary businesses in the future, but there can be no assurance that we will successfully close a future acquisition, or that additional public or private financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us to close such an acquisition. Any additional equity financing may be dilutive to our stockholders and holders of such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

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While part of our strategy is to pursue strategic acquisitions, we may not be able to identify businesses that we can acquire on acceptable terms, we may not be able to obtain necessary financing or may face risks due to additional indebtedness, and our acquisition strategy may incur significant costs or expose us to substantial risks inherent in the acquired business’s operations.

Our strategy of pursuing strategic acquisitions may be negatively impacted by several risks, including the following:

●	We may not successfully identify companies that have complementary product lines or technological competencies or that can diversify our revenue or enhance our ability to implement our business strategy.
●	We may not successfully acquire companies if we fail to obtain financing, or to negotiate the acquisition on acceptable terms, or for other related reasons.
●	We may incur additional expenses due to acquisition due diligence, including legal, accounting, consulting and other professional fees and disbursements. Such additional expenses may be material, will likely not be reimbursed and would increase the aggregate cost of any acquisition.
●	Any acquired business will expose us to the acquired company’s liabilities and to risks inherent to its industry. We may not be able to ascertain or assess all of the significant risks.
●	We may require additional financing in connection with any future acquisition. Such financing may adversely impact, or be restricted by, our capital structure.
●	Achieving the anticipated potential benefits of a strategic acquisition will depend in part on the successful integration of the operations, administrative infrastructures and personnel of the acquired company or companies in a timely and efficient manner. Some of the challenges involved in such an integration include:
● demonstrating to the customers of the acquired company that the consolidation will not result in adverse changes in quality, customer service standards or business focus;
● preserving important relationships of the acquired company;
● coordinating sales and marketing efforts to effectively communicate the expanded capabilities of the combined company; and
● coordinating the supply chains.

Any integration is expected to be complex, time-consuming and expensive and may harm the newly-consolidated company’s business, financial condition and results of operations.

New federal and state laws and regulations may restrict our ability in the future to sell the products that potential acquisition targets currently sell into the domestic commercial market, which could materially adversely affect our future revenues.

Since December 2012, there has been an extremely sharp increase in political and public support for new “gun control” laws and regulations in the United States.  Some proposed legislation, including legislation that has been introduced and is under active consideration in Congress and in state legislatures, would ban and/or restrict the sale of military and law enforcement firearms, in their current configurations, into the commercial market, either throughout the United States or in particular states.  It is also possible that the President of the United States could issue Executive Orders that would adversely affect our ability to sell, or customers’ ability to purchase, our products.  The political environment for enactment of new “gun control” measures at the federal, state and local level is evolving rapidly and additional significant change in the domestic legal and regulatory environment during 2014 is likely.

In light of the uncertain and evolving political, legal and regulatory environment, it is not clear what measures might be necessary in order to redesign products to comply with applicable law, nor whether it will even be possible in every instance to do so.  To the extent that redesigns of products are possible, we may need to spend significant amounts of capital in order to effectuate such redesigns and may incur associated sales, marketing, legal and administrative costs in connection with the introduction of new models.  Furthermore, there is no assurance that customers will accept redesigned product.

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A substantial decline in the domestic commercial market for any of these reasons could have a material adverse effect on the businesses we acquire.

We depend upon our senior management and our business may be adversely affected if we cannot retain them.

Our success depends upon our ability to attract and retain experienced senior management with specialized industry and technical knowledge and/or industry relationships. On August 12, 2013, Richard J. Sullivan was appointed Chairman and CEO of the Company and David A. Loppert was appointed CFO.  In July 2014, Stephen L. Norris was appointed Vice Chairman and CEO of GDSI International. Mr. Sullivan and Mr. Loppert have significant experience as CEO and CFO, respectively, of public companies.   Mr. Norris is one of five co-founders of the Carlyle Group, a major merchant bank based in Washington, D. and from 1988-1997, served as Carlyle's President. We might not be able to find or replace qualified individuals to fill the slots of senior management that we anticipate if their services do not become available to us or are no longer available to us; accordingly the inability to fill, or the loss of critical members of our anticipated senior management team could have a material adverse effect on our ability to effectively pursue our business and acquisition strategy. We do not have key-man life insurance policies covering any of our employees at this time.

If we are unable to manage future growth, our business may be negatively affected.

We are continuing to pursue a strategy of rapid growth, and plan to expand significantly our capability and devote substantial resources to our marketing, sales, administrative, operational, financial and other systems and resources. Such expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to:

●	manage our business and our subsidiaries as a cohesive enterprise;
●	manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures;
●	add internal capacity, facilities and third-party sourcing arrangements as and when needed;
●	maintain service quality controls; and
●	attract, train, retain, motivate and manage effectively our employees.

There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations.  In addition, we may incur substantial expenses identifying, investigating and developing appropriate products and services in the small arms business markets. There can be no assurance that any expenditures incurred in identifying, investigating and developing such products and services will ever be recouped.

We will need additional capital to fund ongoing operations, future acquisitions, and to respond to business opportunities, challenges, acquisitions or unforeseen circumstances.  If such capital is not available to us, our business, operating results and financial condition may be harmed.

At June 30, 2014, we had $353,087 cash on hand.  In August 2014 we received approximately $414,000 for recovery of legal fees and expenses from Airtronic.  We will continue to seek equity financing to provide funding for operations but there is no assurance that we will be successful in these efforts.  If we are not successful in raising additional equity capital or generate sufficient cash flows to meet our obligations as they come due, we may not be able to complete the acquisition of Airtronic, and/or fully fund our ambitious growth plans. We may then be required to reduce our overhead expenses by the reduction of headcount and other available measures.

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We may face strong competition from larger, established companies.

We likely will face intense competition from other companies that provide the same or similar custom specialty vehicle manufacturing, virtually all of whom can be expected to have longer operating histories, greater name recognition, larger installed customer bases and significantly more financial resources, R&D facilities and manufacturing and marketing experience than we have. There can be no assurance that developments by our potential competitors will not render our existing and future products or services obsolete.  In addition, we expect to face competition from new entrants into the custom specialty vehicle business. As the demand for products and services grows and new markets are exploited, we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products and services. We may not have sufficient resources to maintain our research and development, marketing, sales and customer support efforts on a competitive basis. Additionally, we may not be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology and reduced operating margins, any of which could materially and adversely affect our business, financial condition and results of operations.

If we are unable to keep up with technological developments, our business could be negatively affected.

If we are successful in acquiring complementary companies in the future, the markets for our anticipated products and services are expected to be characterized by rapid technological change and be highly competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the sale of our products and services will depend significantly upon the technological quality of our products and services relative to those of our competitors, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner.  In order to develop such new products and services, we will depend upon close relationships with those companies, existing customers and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. There can be no assurance that we will be able to develop and market our new products and services successfully or respond effectively to technological changes or new product and service offerings of our potential competitors in the arms business. We may not be able to develop the required technologies, products and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect intellectual property that we expect to acquire, which could adversely affect our business.

The companies that we expect to acquire may rely on patent, trademark, trade secret and copyright protection to protect their technology. We believe that technological leadership can be achieved through additional factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance. Nevertheless, our ability to compete effectively depends in part on our ability to develop and maintain proprietary aspects of our technology, such as patents. We may not secure future patents; and patents that we may secure may become invalid or may not provide meaningful protection for our product innovations. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the United States. Furthermore, there can be no assurance that competitors will not independently develop similar products, "reverse engineer" our products, or, if patents are issued to us, design around such patents.  We also expect to rely upon a combination of copyright, trademark, trade secret and other intellectual property laws to protect our proprietary rights by entering into confidentiality agreements with our employees, consultants and vendors, and by controlling access to and distribution of our technology, documentation and other proprietary information. There can be no assurance, however, that the steps to be taken by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to us. Any such circumstance could have a material adverse effect on our business, financial condition and results of operations.  While we are not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that we will not become so involved in the future or that our products do not infringe any intellectual property or other proprietary right of any third party. Such litigation could result in substantial costs, the diversion of resources and personnel, and subject us to significant liabilities to third parties, any of which could have a material adverse effect on our business.

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We may not be able to protect our trade names and domain names.

We may not be able to protect our trade names and domain names against all infringers, which could decrease the value of our brand name and proprietary rights. We currently hold the Internet domain names "www.gdsi.co" and “www.nacsvehicles.com” and we use “GDSI” and “NACS Vehicles” as trade names. Domain names generally are regulated by Internet regulatory bodies and are subject to change and may be superseded, in some cases, by laws, rules and regulations governing the registration of trade names and trademarks with the United States Patent and Trademark Office and certain other common law rights. If the domain registrars are changed, new ones are created or we are deemed to be infringing upon another's trade name or trademark, we could be unable to prevent third parties from acquiring or using, as the case may be, our domain name, trade names or trademarks, which could adversely affect our brand name and other proprietary rights.

The effects of the sequester may adversely impact our business, operating results or financial condition.

The sequester and its associated cutbacks in the military and support services has resulted in furloughs and delays in processing and approving of foreign orders that are approved by the United States Department of Defense. This, coupled with continuing changes in economic conditions, including declining consumer confidence, concerns about inflation or deflation, the threat of a continuing recession, increases in the rates of default and bankruptcy and extreme volatility in the credit and equity markets, may lead our customers to cease doing business with us or to reduce or delay that business or their payments to us, and our results of operations and financial condition could be adversely affected by these actions.  These challenging economic conditions also may result in:

●	increased competition for less spending;
●	pricing pressure that may adversely affect revenue;
●	difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; or
●	customer financial difficulty and increased risk of doubtful accounts receivable.

We are unable to predict the duration and severity of the sequester and its adverse economic impact on conditions in the U.S. and other countries.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our revenues and operating results could vary significantly from quarter to quarter and year-to-year because of a variety of factors, many of which are outside of our control.  As a result, comparing our operating results on a period-to-period basis may not be meaningful.  In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

●	our ability to accurately forecast revenues and appropriately plan our expenses;
●	the impact of worldwide economic conditions, including the resulting effect on consumer spending;
●	our ability to maintain an adequate rate of growth;
●	our ability to effectively manage our growth;
●	our ability to attract new customers;
●	our ability to successfully enter new markets and manage our expansion;
●	the effects of increased competition in our business;
●	our ability to keep pace with changes in technology and our competitors;
●	our ability to successfully manage any future acquisitions of businesses, solutions or technologies;
●	the success of our marketing efforts;
●	changes in consumer behavior and any related impact on the advertising industry;
●	interruptions in service and any related impact on our reputation;
●	the attraction and retention of qualified employees and key personnel;
●	our ability to protect our intellectual property;
●	costs associated with defending intellectual property infringement and other claims;
●	the effects of natural or man-made catastrophic events;
●	the effectiveness of our internal controls; and
●	changes in government regulation affecting our business.

As a result of these and other factors, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance, and any unfavorable changes in these or other factors could have a material adverse effect on our business, financial condition and results of operation.

Growth may place significant demands on our management and our infrastructure.

We plan for substantial growth in our business, and this growth would place significant demands on our management and our operational and financial infrastructure.  If our operations grow in size, scope and complexity, we will need to improve and upgrade our systems and infrastructure to meet customer demand. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase.  Continued growth could also strain our ability to maintain reliable service levels for our customers and meet their expected delivery schedules, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel.

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Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we will rely in part on confidentiality agreements with our employees, customers, potential customers, independent contractors and other advisors.  These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information.  In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties.  Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We will continue to incur increased costs as a result of being a public reporting company and our management expects to devote substantial time to public reporting company compliance programs.

As a public reporting company, we incur significant legal, insurance, accounting and other expenses that we would not incur as a non-reporting public company. We expect to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management's time and attention from product development activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We maintain directors' and officers' insurance coverage, which increases our insurance cost. In the future, it may be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

In addition, in order to comply with the requirements of being a public reporting company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our ordinary shares could decline.

As discussed below, because we are an emerging growth company, we are exempt from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002, but that does not preclude us from complying with certain of these rules, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. We have begun the costly and challenging process of implementing the system and processing documentation needed to comply with such requirements.

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We may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Our independent registered public accounting firm will not be required to formally attest to effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an "emerging growth company" as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Risks Related to our Common and Preferred Stock

We are eligible to be treated as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company", as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley, (2) reduced disclosure obligations regarding executive compensation in this Form 10-K and our other periodic reports,  and registration and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time (i.e., we become a large accelerated filer) or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a "smaller reporting company" which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

We may be unable to register for resale all of the shares of common stock sold in private placements, in which case purchasers in the private placements will need to rely on an exemption from the registration requirements in order to sell such shares.

In connection with our various private placements, we are obligated to include all such common stock sold in our next “resale” registration statement with the SEC. Nevertheless, it is possible that the SEC may not permit us to register all of such shares of common stock for resale. In certain circumstances, the SEC may take the view that the private placements require us to register the resale of the securities as a primary offering. Investors should be aware of the existence of risks that interpretive positions taken with respect to Rule 415, or similar rules or regulations including those that may be adopted subsequent to the date of this report, that could impede the manner in which the common stock may be registered or our ability to register the common stock for resale at all or the trading in our securities. If we are unable to register some or all of the common stock, or if shares previously registered are not deemed to be freely tradable, such shares would only be able to be sold pursuant to an exemption from registration under the Securities Act, such as Rule 144.

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We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a limited liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been a nominal liquid trading market for our common stock.  We cannot predict how liquid the market for our common stock might become.  Our common stock is quoted for trading on the OTCQB Marketplace (“OTCQB”).  As soon as is practicable, we anticipate applying for listing of our common stock on either the American Stock Exchange, The Nasdaq Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange.  We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.  Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remains listed on the OTCQB or suspended from the OTCQB, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are traded in the OTCQB, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock may be deemed a "penny stock," which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the "penny stock" rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued in our private placements upon the effectiveness of the registration statement we expect to file, or upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of common stock sold in our private placements will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares, or (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

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Investor Relations Activities, Nominal “Float” and Supply and Demand Factors May Affect the Price of our Stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  We have and we will continue to provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company.  We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by the Company or from publicly available information.  We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.

The SEC and the Financial Industry Regulatory Authority, Inc. (“FINRA”) enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  The Company and its shareholders may be subjected to enhanced regulatory scrutiny due to the relatively small number of holders who own the registered shares of the Company’s common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTCQB Marketplace.  Until such time as the common stock sold in the private placements are registered and until such time as the restricted shares of the Company are registered or available for resale under Rule 144, there will continue to be a large percentage of shares held by a relatively small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that will constitute the entire available trading market.  The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. The supply of Company common stock for sale has been and may continue to be limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist.  Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases.  There can be no assurance that the Company’s or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

We may apply the proceeds of private placements to uses that ultimately do not improve our operating results or increase the value of your investment.

We have used and intend to use the net proceeds from private placements for general working capital purposes. Our management has and will have broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not ultimately improve our operating results or otherwise increase the value of the investment in shares of our common stock sold.

Because our current directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of subscribers in our private placements.

Our current directors and executive officers beneficially own or control approximately 44% of our issued and outstanding shares of common stock.  Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the restricted stock grants, options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock.  The interests of such persons may differ from the interests of our other stockholders.  As a result, in addition to their board seats and offices, such persons may have significant influence over and may control corporate actions requiring stockholder approval, irrespective of how the Company's other stockholders may vote, including the following actions:

●	to elect or defeat the election of our directors;
●	to amend or prevent amendment of our Certificate of Incorporation or By-laws;

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●	to effect or prevent a transaction, sale of assets or other corporate transaction; and
●	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons' stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Exercise of options and warrants may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any options, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of June 30, 2014, we had outstanding options to acquire 5,500,000 shares of our common stock at an exercise price of $0.64 per share and warrants to acquire 4,250,000 shares of our common stock at exercise prices ranging from $0.10 to $1.00. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders a preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

15

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive up to $1,400,000 from the proceeds from the exercise of the warrants by the selling stockholders if and when those stockholders exercise their warrants. We expect to use such proceeds, if any, for general working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQB Marketplace (“OTCQB”) or pink sheets maintained by the OTC Markets Group under the symbol “GDSI”. As of September 12, 2014, there were 201 holders of record of our common stock. The transfer agent for our common stock is Issuer Direct Corporation.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTCQB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
January 1, 2011 through March 31, 2011	$0.002	$0.002
April 1, 2011 through June 30, 2011	$0.002	$0.002
July 1, 2011 through September 30, 2011	$0.040	$0.002
October 1, 2011 through December 31, 2011	$0.023	$0.008
January 1, 2012 through March 31, 2012	$0.31	$0.055
April 1, 2012 through June 30, 2012	$0.12	$0.04
July 1, 2012 through September 30, 2012	$0.095	$0.01
October 1, 2012 through December 31, 2012	$0.17	$0.02
January 1, 2013 through March 31, 2013	$0.14	$0.07
April 1, 2013 through June 30, 2013	$1.39	$0.09
July 1, 2013 through September 30, 2013	$1.11	$0.70
October 1, 2013 through December 31, 2013	$0.87	$0.26
January 1, 2014 through March 31, 2014	$0.98	$0.41
April 1, 2014 through June 30, 2014	$0.80	$0.27

The last reported sales price of our common stock on the OTCQB on September 12, 2014 was $0.16 per share.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report as well as other matters over which we have no control. See “Forward-Looking Statements.” Our actual results may differ materially.

Results of Continuing Operations

Three months ended June 30, 2014 and 2013

Revenue and cost of revenue in the three month period ended June 30, 2014 were $111,405 and $69,346, respectively. Revenue was from fixed-price and modified fixed-price construction contracts that are recognized using the percentage-of-completion method of revenue recognition. Cost of revenue include all direct material and labor costs and indirect costs related to contract performance. We had no revenue, or cost of revenue in the three-month period ended June 30, 2013.

Selling, general and administrative (“S, G & A”) were $3,834,260 and $1,368,497 in three-month periods ended June 30, 2014 and 2013, respectively.  S, G &A was comprised of:

	Three Months Ended June 30,		Increase/	%
	2014	2013	(decrease)	Change
Compensation and benefits	$2,620,767	$907,848	$1,712,919	188.7%
Acquisition costs	754,572	-	754,572	-
Debt issuance costs	25,000	204,286	(179,286)	-87.8%
Investment banking fees	-	71,610	(71,610)	-100.0%
Investor relations and marketing	84,666	84,933	(267)	-0.3%
Office support and supply	48,778	1,669	47,108	2821.9%
Professional and filing fees	276,092	90,876	185,216	203.8%
Depreciation and amortization	12,830	-	12,830	-
Other	11,555	7,275	4,281	58.8%
	$3,834,260	$1,368,497	$2,465,763	180.2%

Compensation and benefits increased by $1,712,919, or 188.7% % to $2,620,767 in 2014 compared to $907,848 in 2013. In the three-month period ended June 30, 2014 compensation and benefits comprised:

	2014	2013
Fair value expense of stock option grants	$1,759,998	$-
Fair value expense of restricted stock grants	743,613	841,848
Officer salaries	96,000	66,000
Payroll	21,156	-
	$2,620,767	$907,848

Major changes in compensation and benefits include:

●	Options with a fair market value of $3,520,000 were granted in 2014 and $1,759,998 was expensed in the quarter.
●	We have granted restricted stock to officers and advisors which vest ratably through June 2016 and $743,613 was expensed in 2014 compared to $841,848 in 2013.

Acquisition costs were related to the NACSV acquisition in 2014 and comprised non-cash compensation of (i) $664,000 of costs to advisors paid in shares of our common stock, and (ii) $65,572 in stock discount expense for payments to the sellers of NACSV in our common stock at a price which resulted in a $0.02 discount to fair value, and $25,000 paid in cash for due diligence services.

Debt issuance costs decreased by $(179,286), or (87.8)%.   In connection with the issuance of notes payable and convertible notes payable in prior years, we issued a warrant to a consultant which vested over one year. In three-month period ended June 30, 2014 we expensed $25,000 for amortization of the warrant.  In three-month period ended June 30, 2013, $204,286 was for amortization of warrants issued related to the loans, including to the consultant and to the noteholder.

We had no investment banking fees in 2014. In 2013 we paid placement fees of $71,610 in connection with private placements.

Investor relations and marketing expense include $79,170 in 2014 and $80,033 paid to consultants for services in shares of our common stock or compensation through the issuance of a warrant which is being amortized over the term of the consulting agreement.

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Office supply and support expenses increased by $47,108 or 2,821.9% to $48,778 in 2014 compared to $1,669 in 2013.  In the three-month period ended June 30, 2014, the expense included $30,504 of reimbursable expenses to an officer and advisors, $13,608 of directors and officers liability insurance and key man life insurance of $7,249.  In the three-month period ended June 30, 2013, the expense included $6,250 of web development fees.

Professional and filing fees increased $185,216, or 203.8% to $276,092 in 2014 compared to $90,876 in 2013.  In the three-month periods ended June 30, 2014 and 2013, such fees consisted of:

	2014	2013
Accounting and & auditing fees	$11,445	$16,000
Consulting fees	30,000	7,173
Legal fees	229,555	67,173
SEC filing costs	4,844	-
Other	248	530
	$276,092	$90,876

Major changes in professional and filing fees include:

●	Consulting fees increased by $22,827 which incudes $15,000 we paid on a monthly retainer to identify and introduce us to potential acquisitions, and $15,000 paid for the commission of a report.
●	Legal fees increased by $162,382. In 2014 we incurred legal fees of approximately $85,000 in connection with litigation against Kett (See Part II, Item 1), approximately $46,000 for services in connection with the NACSV acquisition, approximately $65,000 in connection with the Airtronic bankruptcy and $33,000 for other legal services. In 2013 legal fees were primarily in connection with the Airtronic bankruptcy.

Depreciation and amortization in 2014 consists of $12,322 of amortization of intangible assets which are being amortized over five years and $508 of depreciation. We had no such expense in 2013.

Gain on extinguishment of debt in 2014 consists of $350,000 forgiveness on the principal payoff of the convertible note payable to Laurus, and $37,642 of interest forgiven. We had no such income in 2013.

Interest income is the interest on the bridge loans we made to Airtronic. Interest expense was expense incurred on notes payable and convertible notes payable.

There is no income tax benefit for the losses for the three-month periods ended June 30, 2014 and 2013 since we determined that the realization of the net deferred tax asset is not more likely than not to be realized and we created a valuation allowance for the entire amount of such benefit.

Loss from discontinued operations were $567 in 2014 and $25,477 in 2013 and represented direct costs incurred as we continued to wind down our telecommunications business.

Our results of operations for the three-month period ended June 30, 2014 contained a gain of $350,000 from the extinguishment of debt not in our ordinary course of business. Our results of operations for the three-month period ended June 30, 2013 did not contain any unusual gains or losses from transactions not in our ordinary course of business.

Six months ended June 30, 2014 and 2013

Revenue and cost of revenue in the six-month period ended June 30, 2014 were $111,405 and $69,346, respectively. Revenue was from fixed-price and modified fixed-price construction contracts that are recognized using the percentage-of-completion method of revenue recognition. Cost of revenue include all direct material and labor costs and indirect costs related to contract performance. We had no revenue, or cost of revenue in the six-month period ended June 30, 2013.

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Selling, general and administrative (“S, G & A”) were $6,690,676 and $2,047,696 in six-month periods ended June 30, 2014 and 2013, respectively.  S, G &A was comprised of:

	Six Months Ended June 30,		Increase/	%
	2014	2013	(decrease)	Change
Compensation and benefits	$4,690,065	$1,213,387	$3,476,679	286.5%
Acquisition costs	754,572	-	754,572	-
Debt issuance costs	100,000	433,571	(333,571)	-76.9%
Investment banking fees	412,498	71,610	340,888	476.0%
Investor relations and marketing	186,163	154,057	32,106	20.8%
Office support and supply	71,871	8,507	63,364	744.8%
Professional and filing fees	446,023	152,323	293,700	192.8%
Depreciation and amortization	12,830	-	12,830	-
Other	16,654	14,240	2,414	17.0%
	$6,690,676	$2,047,696	$4,642,980	226.7%

Compensation and benefits increased by $3,476,679 or 286.5% % to $4,690,065 in 2014 compared to $1,213,387 in 2013. In the three-month period ended June 30, 2014 compensation and benefits comprised:

	2014	2013
Fair value expense of stock option grants	$2,453,330	$-
Fair value expense of restricted stock grants	2,068,579	1,063,387
Officer salaries	147,000	100,000
Payroll	21,156	-
	$4,690,065	$1,163,387

Major changes in compensation and benefits include:

●	Options with a fair market value of $3,520,000 were granted in 2014 and $2,453,330 has been expensed in 2014.
●	We have granted restricted stock to officers and advisors which vest ratably through June 2016 and $2,068,579 was expensed in 2014 compared to $1,063,387 in 2013.

Acquisition costs were related to the NACSV acquisition in 2014 and comprised non-cash compensation of (i) $664,000 of costs to advisors paid in shares of our common stock, and (ii) $65,572 in stock discount expense for payments to the sellers of NACSV in our common stock at a price which resulted in a $0.02 discount to fair value, and $25,000 paid in cash for due diligence services.

Debt issuance costs decreased by $(333,571), or (76.9)%.   In connection with the issuance of notes payable and convertible notes payable in prior years, we issued a warrant to a consultant which vested over one year. In three-month period ended June 30, 2014 we expensed $100,000 for amortization of the warrant.  In three-month period ended June 30, 2013, $358,571 was for amortization of warrants issued related to the loans, including to the consultant and to the noteholder, and $75,000 was paid in cash for loan fees.

Investment banking fees in 2014 represented the amortization of a cash fee and the fair value of a warrant granted to an investment banking company. In 2013 we paid placement fees of $71,610 in connection with private placements.

Investor relations and marketing expense include $179,169 in 2014 and $148,807 paid to consultants for services in shares of our common stock or compensation through the issuance of a warrant which is being amortized over the term of the consulting agreement.

Office supply and support expenses increased by $63,364 or 744..8% to $71,871 in 2014 compared to $8,507 in 2013.  In the six-month period ended June 30, 2014, the expense included $30,504 of reimbursable expenses to an officer and advisors, $27,216 of directors and officers liability insurance and key man life insurance of $14,498.  In the six-month period ended June 30, 2013, the expense included $6,250 of web development fees.

Professional and filing fees increased $293,700, or 192.8% to $446,023 in 2014 compared to $152,323 in 2013.  In the six-month periods ended June 30, 2014 and 2013, such fees consisted of:

	2014	2013
Accounting and & auditing fees	$42,895	$30,500
Consulting fee	50,447	17,173
Legal fees	342,631	104,120
Public company/SEC related fees and expenses	8,651	-
Other	1,399	530
	$446,023	$152,323

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Major changes in professional and filing fees include:

●	Consulting fees increased by $33,274 which incudes $15,000 we paid on a monthly retainer to identify and introduce us to potential acquisitions, and $15,000 paid for the commission of a report.
●	Legal fees increased by $238,511. In 2014 we incurred legal fees of approximately $109,000 in connection with litigation against Kett (See Part II, Item 1), approximately $46,000 for services in connection with the NACSV acquisition, approximately $131,000 in connection with the Airtronic bankruptcy, and $55,000 for other legal services. In 2013 legal fees we incurred $101,000 of fees in connection with the Airtronic bankruptcy.

Depreciation and amortization in 2014 consists of $12,322 of amortization of intangible assets which are being amortized over five years and $508 of depreciation. We had no such expense in 2013.

Gain on extinguishment of debt in 2014 consists of $350,000 for forgiveness on the payoff of the convertible note payable to Laurus, and the recapture of $37,642 of interest not paid. We had no such income in 2013.

Interest income is the interest on the bridge loans we made to Airtronic. Interest expense was expense incurred on notes payable and convertible notes payable.

There is no income tax benefit for the losses for the three-month periods ended June 30, 2014 and 2013 since we determined that the realization of the net deferred tax asset is not more likely than not to be realized and we created a valuation allowance for the entire amount of such benefit.

Loss from discontinued operations were $2,832 in 2014 and $271,221 in 2013 and represented the direct costs and loss on sale of assets we incurred as we continued to wind down our telecommunications business.

Our results of operations for the six-month period ended June 30, 2014 contained a gain of $350,000 from the extinguishment of debt not in our ordinary course of business. Our results of operations for the six-month period ended June 30, 2013 did not contain any unusual gains or losses from transactions not in our ordinary course of business.

Year ended December 31, 2013 and 2012

We had no revenue from continuing operations in either 2013 or 2102.  Cost of revenue from continuing operations was $0 in 2013 compared to $300 in 2012.  Selling, general and administrative expenses (“S,G & A”) were $8,384,247 in 2013 compared to $301,284 in 2012, a $8,082,963 increase, or 2682.8%.  S,G & A was comprised of:

	2013	2012	Increase/ (decrease)	% Change
Communications	$5,016	$1,226	$3,790	309.1%
Compensation and benefits	5,443,707	200,000	5,243,707	2,621.9%
Debt issuance costs	1,385,000	-	1,385,000	100.0%
Facility expense	13,275	-	13,275	100.0%
Investment expense	514,808	-	514,808	100.0%
Investor relations and marketing	380,944	81,125	299,819	369.6%
Office supply and support	55,231	3,205	52,026	1,623.3%
Professional and filing fees	554,408	11,075	543,333	4,905.9%
Travel and entertainment	31,858	4,653	27,205	584.7%
	$8,384,247	$301,284	$8,082,963	2,682.8%

Compensation and benefits increased by $5,243,707, or 2,621.9%.  In 2013 we granted restricted stock awards to our senior officers and advisors and amortized the fair market value  - $5,158,207 - over the vesting period. We had no such expense in 2012. Salaries and consulting fees to officers were $285,500 in 2013 compared to $200,000 in 2012.

Debt issuance costs increased by $1,385,000.  We had no such expense in 2012.  In connection with the issuance of notes payable and convertible notes payable, we issued warrants and restricted stock to the lender and certain consultants who facilitated the loan.  The fair value of the warrants and restricted stock was determined using the Black-Scholes valuation model and the expense was amortized over the life of the debt.

Investment expense in 2013 includes (i) $400,000 of amortization of the fair market value of a warrant issued to an investment bank for services to be rendered, (ii) and placement fees of $43,200 settled in shares of our common stock. We had no such expense in 2012.

Investor relations and marketing expense increased by $299,819 or 369.6%, and were primarily for services rendered paid in shares of our common stock.

Professional and filing fees increased by $543,333, or 4,905.9% to $554,408 in 2013 compared to $11,075 in 2012.  In the year ended December 31, 2012 they consisted primarily of legal fees, Edgar filing and OTC filing fees.  In the year ended December 31, 2013, such fees consisted of:

●	Accounting and & auditing fees of $99,802;
●	Consulting fees of $92,369;
●	Legal fees of $353,978;
●	Public company/SEC related fees and expenses of $6,325; and
●	Transfer agent fees of $1,934.

Gain on extinguishment of debt was $31,712 in 2013 and was in connection with the conversion of convertible notes payable into shares of our common stock.

Interest income was $59,701 in 2013 and is the interest on the bridge loans we made to Airtronic.  We had no such interest income in 2012.

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Interest expense was $733,198 in 2013 and is comprised as follows:

●	Interest on notes payable and convertible notes payable of $56,712; and
●	The beneficial conversion feature of convertible notes payable of $676,486.

We had no such interest expense in 2012.

There is no income tax benefit for the losses for the years ended December 31, 2013 and 2012, since we determined that the realization of the net deferred tax asset is not more likely than not to be realized and we created a valuation allowance for the entire amount of such benefit.

Loss from discontinued operations in the years ended December 31, 2013 and 2012 was comprised as follows, and related to the operations of Bronco:

Net sales	$-	$144,337
Cost of goods sold	-	114,071
Gross profit	-	30,266
Selling, general and administrative expenses	25,477	236,564
Loss on sale of assets of discontinued operations	245,744	-
Interest expense	-	7,000
Other income	-	(4,376)
Loss before provision for income taxes	(271,722)	(208,922)
Provision for income taxes	-	-
Loss from discontinued operations	$(271,722)	$(208,922)

Our results of operations for the years ended December 31, 2013 and 2012 did not contain any unusual gains or losses from transactions not in our ordinary course of business.

Liquidity and Capital Resources

As of June 30, 2014, we had cash and cash equivalents totaling $353,087 and working capital of $268,853. For the six-month period ended June 30, 2014, we incurred a net loss of $6,229,806, and at June 30, 2014, we had an accumulated deficit of $23,088,181 and total stockholders’ equity of $680,424. We expect to incur losses for the remainder of fiscal 2014. There is no guarantee that we will ultimately be able to generate sufficient revenue or reduce our costs in the anticipated time frame to achieve and maintain profitability and have sustainable cash flows.

We do not have any material commitments for capital expenditures during the next twelve months.  Any required expenditure will be completed through internally generated funding or from proceeds from the sale of common or preferred stock, or borrowings.

Cash Flows

Cash used in operating activities

Net cash used in operating activities totaled $707,346 for the six-month period ended June 30, 2014 compared to $343,249 for the six-month period ended June 30, 2013.

In the six-month period ended June 30, 2014, cash was used to fund a net loss of $6,229,806, increased by a gain on extinguishment of debt of $387,642, and reduced by depreciation and amortization of $12,831, non-cash stock-based compensation of $4,521,909, common stock and warrants issued for services of $604,168, non cash interest expense of $9,181, common stock issued for acquisition services of $235,000, other non cash acquisition expenses of $1,822, and changes in operating assets and liabilities of $514,020.

In the six-month period ended June 30, 2013, cash was used to fund a net loss of $3,014,794, reduced by non-cash stock-based compensation of $1,371,958, common stock and warrants issued for services of 375,533, amortization of debt discount of $676,487, and changes in operating assets and liabilities totaling $106,774 and cash provided by discontinued operations of $245,745.

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Cash used in investing activities

Net cash provided by investing activities totaled $601,299 for the six-month period ended June 30, 2014. During the period we advanced $43,182 to Airtronic, received cash of $1,509,056 from Airtronic for the repayment of the bridge loans and $135,425 of cash in connection with the NACSV acquisition, reduced by $1,000,000 paid for the acquisition of NACSV.

Net cash used in investing activities totaled $695,961 in the six-month period ended June 30, 2013, and was for advances to Airtronic under the bridge loans.

Cash from financing activities

Net cash used in financing activities was $50,000 in the six-month period ended June 30, 2013. We received proceeds from the exercise of warrants of $125,000, and we paid off notes payable and convertible notes payable totaling $175,000.

Net cash provided by financing activities totaled $1,263,500 in the six-month period ended June 30, 2013. We received net proceeds of $926,100 from private placement sales of our common stock, $374,900 from short-term borrowings, and we repaid $37,500 of short-term borrowings.

Financial condition

As of June 30, 2014, we had cash and cash equivalents totaling $353,087, working capital of $268,853 and stockholders equity of $680,424. We do not have a line of credit facility and have relied on short-term borrowings and the sale of common stock to provide cash to finance our operations. We believe that we will need to raise additional capital in 2014 to sustain our operations and fund future acquisitions. We plan to seek additional equity and debt financing to provide funding for operations and future acquisitions. On August 12, 2014, we received approximately $414,000 awarded to us for legal fees and expense in the Airtronic bankruptcy case.

At December 31, 2013 our registered independent public accounting firm expressed substantial doubt as to our ability to continue as a going concern because we have incurred substantial losses and negative cash flows from operations. Management’s plans in order to meet our operating cash flow requirements include (i) financing activities such as private placements of common stock, and issuances of debt and convertible debt instruments, (ii) the establishment of strategic relationships which we expect will lead to the generation of additional revenue or acquisition opportunities and (iii) the acquisition of businesses in the areas of cyber arms technology and complementary security and technology solutions.

While we believe that we will be successful in obtaining the necessary financing to fund our operations, there are no assurances that such additional funding will be achieved or that we will succeed in our future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

In May 2014 Airtronic repaid our Bridge Loans to them and in August we received an award of $414,760.83 for legal fees and expenses incurred.  In June 2014 we acquired all of the membership interest in North American Custom Specialty Vehicles, LLC (“NACSV”) for $1,000,000 in cash at closing, $200,000 in shares of our common stock, up to $816,373 for the True-Up payment, payable in shares of our common stock, and additional consideration of up to $2.4 million payable either in cash or in shares of our common stock in the future all as described in the Equity Purchase Agreement attached hereto as Exhibit 2.5.  Established in 1997, NACSV initially provided off-the-shelf RV vehicles with Satellite phone installations for Insurance Companies’ use for post disaster administration for mobile claim centers.  In 2002, in response to a FEMA request, NACSV began to develop the first Mobile Command Centers. As a result, NACSV has developed a strong reputation not only for quality units but also for quality service.  NACSV’s CEO was a co-author of the National Incident Management System (NIMS) Standards issued by FEMA for all Mobile Communications Vehicles purchased using Federal Grant monies. “NIMS is a systematic, proactive approach to guide departments and agencies at all levels of government, nongovernmental organizations, and the private sector to work together seamlessly and manage incidents involving all threats and hazards—regardless of cause, size, location, or complexity—in order to reduce loss of life, property and harm to the environment” 1. NIMS standards range from Type I through Type IV 2. The Company specializes in Type I & II, however provides additional Emergency Response Vehicles for HazMat, Chemical, Biological, Radiological, Nuclear and Enhanced Conventional Weapons as well as other vehicles designed for specific medical uses.

Off-Balance Sheet Arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

1 Per FEMA’s website.

2 The NIMS standards for Mobile Command Centers are set forth in Exhibit 99.1 which is attached hereto and incorporated herein by reference.

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BUSINESS

Unless the context provides otherwise, when we refer to the “Company,” “we,” “our,” or “us” in this Prospectus, we are referring to Global Digital Solutions, Inc., a New Jersey corporation and, where applicable, its wholly-owned subsidiaries.

Overview

We were incorporated in New Jersey as Creative Beauty Supply, Inc. (“Creative”) in August 1995.  In March 2004, Creative acquired Global Digital Solutions, Inc., a Delaware corporation ("Global”). The merger was treated as a recapitalization of Global, and Creative changed its name to Global Digital Solutions, Inc., Global provided structured cabling design, installation and maintenance for leading information technology companies, federal, state and local government, major businesses, educational institutions, and telecommunication companies. Our mission was to target the United States government contract marketplace for audio and video services. Due to capital constraints, our operations team focused mainly in Northern California. On May 1, 2012, we made the decision to wind down our operations in the telecommunications area while concurrently refocusing our efforts in the area of cyber arms technology and complementary security and technology solutions.  We completed the wind down our telecommunications operations in June 2014. As discussed below, from August 2012 through November 2013 we were actively involved in managing Airtronic USA, Inc., and in June 2014 we acquired North American Custom Specialty Vehicles, LLC (“NACSV”).

Implications of Being an Emerging Growth Company

We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act.  As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;
●	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and
●	Reduced disclosure of financial information in this prospectus, including two years of audited financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

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The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have irrevocably chosen to "opt out" of the exemption for the delayed adoption of certain accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies..

Our Strategy

We believe that technological convergence is the future in the cyber/smart arms arena and we’re eager to leverage our management’s history by helping companies that combine with us navigate the transition from “Analog to Digital”.  Our management has a history of building fast-growing companies through acquisitions and internal growth. The GDSI management team previously executed a private-to-public company roll-up at Applied Digital Solutions, Inc. totaling some 42 acquisitions and growing annual revenue from $1 million to over $350 million over eight years.

Analog to Digital

Since the switch to high definition digital television, most people are aware of an evolution in radio, TV and data transmission from the older analog method to the newer digital method.  Examples of this are the demise of the telephone modem handset cradle and the “bleep-blap” sounds people were familiar with when connecting from their home computers during the early days of the Internet. Even earlier, the cell phone industry went through a transition from analog transmission to digital transmission.  Earmarks of a transition from analog to digital are typically smaller devices, faster data rates and more detail in content.

GDSI uses Analog to Digital to refer to these changes in data transmission protocols and the devices that support them and also as a “meme” to represent other advancements in digital technology and the application of that technology.  In the military, an example would be “The Army of One” – a single soldier outfitted with advanced GPS, wireless and security hardware and software that enables him to know his position at all times, communicate with base operations, his fellow soldiers and other, public sources of information.  People are not the only military assets being deployed with advanced communications and location-awareness capabilities.

GDSI also uses the Analog to Digital meme to represent the application of any transformative technology.  We are seeking potential acquisition targets that have software, firmware and hardware IP that we believe can be applied to other GDSI divisions (as we acquire more companies) to improve operating efficiencies, upgrade products and services and create new products and services. NACSV’s mobile emergency operations centers (MEOC) can be tailored to the needs of Police, Fire, EMS, Military, Homeland Security, National Guard, FBI, Air National Guard Coast Guard, Chemical/ Petrochemical, Humanitarian Aid, Non-Governmental Organizations, Drug Enforcement, Immigration & Customs, Bureau of Alcohol, Tobacco, Firearms and Explosives, Water Management, Wildlife Management, D.O.T. Engineering & Maintenance, Air & Water Quality Management (EPA), Meteorological Seismic/Oil & Gas Exploration, IS/Mapping Power Generation (Nuclear & Conventional), Power Transmission and Strategic Infrastructure Security.  The company has already built customized vehicles for many of these customer categories and we see many opportunities to improve NACSV and its products and services through the integration of additional software, hardware and firmware technologies.

So, for GDSI, Analog to Digital means the literal transition in communications protocols from analog to digital and also the application of transformative technology generally.

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Our growth plan is a unique combination of experience, technological innovation and global reach.  To implement it we will:

●	Identify, target, and acquire profitable businesses with proven and established track records of serving Government, Law Enforcement Agencies, and related Corporate Customers.
●	Aggregate and integrate Product, Service and Technology providers serving this defined customer base.

●	Integrate the significant customer relationships developed from each business to cross sell products and services and expand the GDSI presence within the Industry.
●	Become a Facilitator in the “Analog to Digital” shift in the Defense and Intelligence Marketplace over the balance of this decade.

Our business plan is to acquire between 5 and six companies by the end of December 2015.  We are in the process of identifying companies that provide services and equipment to law enforcement and federal agencies, engineering services and OEM design that will enable us to simulate and analyze prospective inventions and designs prior to making a commitment to license or acquire technology, interoperable communications businesses which combine radio, phones, computers, VoIP and video assets within one interface for local, state and federal agencies, and a satellite network communications company.  We expect that to complete the acquisitions we will need to raise or borrow, through a combination of equity and or debt offerings approximately $70 million to complete these targeted acquisitions.  There can be no assurance however, that management will be successful in identifying and closing these acquisitions, or that the Company will be successful in raising the capital it needs to complete the acquisitions.

Cool Sound Industries

In August 2013 we announced that we had entered into a letter of intent to acquire Cool Sound Industries, Inc. with the intent of developing their technology for use in both commercial and defense related projects. During the period from August 2013 through February 2014 we commissioned and undertook exhaustive studies both internally and by external consultants to evaluate the feasibility of the technology and its use and application, and we concluded, that the technology would not accomplish what we had envisioned. In February 2014 we terminated the letter of intent.

Gatekeeper

GDSI is exploring various aspects of so-called “Smart Gun” technology i.e. weapons, the use of which are limited only to the owners of the weapon, protecting the owner from his/her weapon being used against them or by an unauthorized person.  Areas of exploration include the market for such weapons, various technologies that can be employed, feasibility, manufacturability and other practical aspects of producing such a weapon.  GDSI is calling this potential future product “Gatekeeper”. Technologies being evaluated include GPS, Wi-Fi, various near-field communication protocols, and RFID.  In order to design and produce the potential future product, GDSI expects to work with third party hardware designers, firmware and software development companies and Original Design Manufacturers (ODM).  There are currently no relationships with these types of companies in place related to the potential future product.

Gatekeeper will provide commercial and military customers with three essential safety and security benefits:

●	Secure, real-time online tracking via encrypted, cloud-enabled databases
●	Encrypted, password-protected, digital, trigger-locking capability
●	Gatekeeper is a reverse-engineered aftermarket option intended to be purchased at gun and outfitter dealers worldwide.

Acquisition and Disposition of Bronco Communications, LLC

On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC, (“Bronco”) a Nevada-California regional telecommunications subcontractor located in Folsom, CA in consideration for 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116, the fair market value of our common stock on the date the agreement was made. One of our directors and executive officer owns a 10% membership interest in Bronco. On October 15, 2012, we entered into an Amendment to the Purchase Agreement, in which we agreed to relinquish control of Bronco to its minority shareholders effective as of January 1, 2013, in consideration for the assumption of Bronco’s liabilities. Thus, as of January 1, 2013, we no longer held any interest in Bronco. The foregoing description of the acquisition and disposition of Bronco does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) Purchase Agreement, which is filed as Exhibit 2.1 hereto, and (ii) the Amendment to Purchase Agreement, which is filed as Exhibit 2.2 hereto, each of which is incorporated herein by reference.

Formation of subsidiaries

In December 2012 we incorporated GDSI Florida LLC, and in January 2013 we incorporated Global Digital Solutions, LLC, both Florida limited liability companies. In November 2013, we incorporated GDSI Acquisition Corporation, a Delaware corporation. We pay administrative expense for our Florida office through GDSI Florida LLC; it has no other business operations.  On June 16, 2014, we and GDSI Acquisition Corporation acquired NACSV.  In July 2014, we announced the formation of GDSI International and are in the process of changing the name of Global Digital Solutions, LLC to GDSI International which, under the leadership of Stephen L. Norris, its newly appointed CEO, will spearhead our efforts overseas.

Acquisition of North American Custom Specialty Vehicles, LLC.

On June 16, 2014, we and our wholly owned subsidiary, GDSI Acquisition Corporation, a Delaware corporation (“Buyer”), entered into an Equity Purchase Agreement (“EPA”) with Brian A. Dekle and John Ramsey (collectively, “Sellers”) and North American Custom Specialty Vehicles, LLC, an Alabama limited liability company (“NACSV”), pursuant to which Buyer purchased all of Sellers’ membership interests in NACSV for total consideration of up to $3.6 million (the “Acquisition”) with (a) $1.2 million payable at closing as follows: (i) a cash payment of $1.0 million and (ii) 645,161 shares of GDSI’s restricted common stock valued at $0.31 per share, or $200,000 in the aggregate, (b) up to $2.4 million of additional post-closing contingent consideration as certain milestones are met as set forth in the EPA through December 31, 2017, and (c) a post closing date purchase price adjustment of the excess, if any, of the total value of closing date audited assets of NACSV over $1.2 million. NACSV specializes in building mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations.  The foregoing description of the acquisition of NACSV does not purport to be complete and is qualified in its entirety by reference to the complete text of the EPA which is filed as Exhibit 2.5 hereto and which is incorporated herein by reference.

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Airtronic USA, Inc.

On October 22, 2012, we entered into an Agreement of Merger and Plan of Reorganization (“Merger Agreement”) to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a debtor in possession under chapter 11 of the Bankruptcy Code in a case pending in the US Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Court”) once Airtronic successfully reorganized and emerged from bankruptcy (the “Merger”). During the period from October 2012 through November 2013, GDSI was actively involved in the day to da management of Airtronic pending the completion of the Merger.

Contemporaneously, on October 22, 2012, we entered into a Debtor In Possession Note Purchase Agreement (“Bridge Loan”) with Airtronic. We agreed to lend Airtronic a maximum of $2,000,000, with an initial advance of $750,000 evidenced by an 8¼% Secured Promissory Note made by Airtronic in favor of the Company (the “Original Note”) and a Security Agreement pledging all of Airtronic’s assets. As of December 31, 2012 we had not advanced any funds to Airtronic under the Bridge Loan and Original Note. The Original Note bears interest at 8¼% per annum, and, unless an event of default shall have previously occurred and be continuing, the full amount of principal and accrued interest under the note shall be due and payable on the consummation of Airtronic’s plan of reorganization.  In March 2013, the Company and Airtronic amended the Bridge Loan to provide for a maximum advance of up to $700,000 in accordance with draws submitted by Airtronic and approved by the Company in accordance with the budget set forth in the amendment.  On June 26, 2013, we agreed to a second modification of the Bridge Loan agreement with Airtronic, and agreed to loan Airtronic up to an additional $550,000 under the Bridge Loan.  On August 5, 2013, we entered into the Second Bridge Loan Modification and Ratification Agreement, received a new 8¼% secured promissory note in principal amount of $550,000 (the “Second Note”), and entered into a Security Agreement with the CEO of Airtronic, which granted a security interest in certain intellectual property for patent-pending applications and trademarks that were registered in the CEO’s name.  On October 10, 2013, we entered into a third modification of the Bridge Loan Agreement, and agreed to loan Airtronic up to an additional $200,000. On October 10, 2013, we entered into the Third Bridge Loan Modification and Ratification Agreement, and received a new 8¼% secured promissory note for $200,000 (the “Third Note”).

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On October 2, 2013, Airtronic’s amended plan of reorganization (the “Plan”) was confirmed by the Court, but the Plan was never substantially consummated and has now been terminated.  Under the terms of the Plan, Airtronic needed to close the Merger with the Company within 60 days following the confirmation date, i.e., on or before December 2, 2013, to obtain the funds necessary to pay its creditors in accordance with the Plan.  Nevertheless, Airtronic refused to close the Merger with the Company on or before December 2, 2013, and as a result the Plan terminated and the reorganized Airtronic re-vested in the bankruptcy estate of Airtronic as debtor in possession.

As the principal funding source for Airtronic during 2013, and as the expectant owner of Airtronic upon the conclusion of the bankruptcy proceedings, the Company took an active roll in managing its investment in Airtronic.

The Company was actively involved in all aspects of Airtronic’s finances. The Company’s CFO took over the day-to-day management of cash, which included the approval of all purchase orders and all expenditures. In addition, the Company recreated the inventory and fixed asset records from the beginning of 2010, a significant task which involved over 500 man hours. In addition, the Company created GAAP based fixed asset ledgers, reconciled on a monthly basis, starting from January 2010, all the balance sheet accounts. Additionally, the Company rationalized the bidding process, updated its standard costing procedures and costs, and its inventory management system.

The Company’s CEO was responsible for sales and marketing. Airtronic’s CEO was responsible in the past for this and worked closely with the Company’s CEO to land new OEM orders which resulted in Airtronic finally being awarded a large OEM order in mid 2013. Airtronic’s team included its CEO, a bookkeeper who also acted as office manager, a part-time engineer who oversaw assembly, one assembly line worker, one warehouse worker who assisted in assembly, a quality control engineer, an IT assistant and a bidding engineer.

On March 31, 2014, Airtronic filed a First Amended Modified Plan of Reorganization (“First Modified Plan”) which  was confirmed on April 28, 2014.  On May 14, 2014 Airtronic repaid the Original Note, the Second Note and the Third Note together with all accrued interest thereon.

On August 12, 2014 we recovered approximately $414,000 for legal fees and expenses. We had filed a claim for $567,806.27.  GDSI’s involvement with Airtronic and its bankruptcy proceedings are now concluded.

Convertible Note Payable

In December 2012, we entered into a Promissory Note Purchase Agreement, under which Gabriel a De Los Reyes (the “Lender”) agree to lend us $750,000 evidenced by a secured promissory note (the “Note”) and a Security Agreement. The Note bears interest at 8¼%, is secured by all of our assets and had a maturity date of May 1, 2013.  In connection with the loan, we issued to the Lender a warrant to acquire 3,000,000 shares of our common stock at an exercise price of $0.15, exercisable for a period of three years (the “Warrant”).

On May 6, 2013, the Company and the Lender entered into an amendment (the “Amendment”) which:

(1)	Extended the Note’s maturity date to July 1, 2013;
(2)	Provided that on or before the maturity date, we may elect to convert the Note into 3,000,000 shares of our common stock at a conversion price of $0.25; and
(3)	Reduced the exercise price of the Warrant from $0.15 to $0.10.

On July 1, 2013, the Lender converted the Note into 3,000,000 shares of our restricted common stock. On December 18, 2013, the Lender partially exercised the Warrant and we issued 1,250,000 shares of our restricted common stock in consideration for $125,000.

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Increase in Authorized Share Capital

On July 7, 2014, we filed a Certificate of Amendment to Certificate of Incorporation, a copy of which is attached hereto as Exhibit 3.5, to increase the number of our authorized shares of capital stock from 185,000,000 shares to 485,000,000 shares, divided into two classes: 450,000,000 shares of common stock, par value $0.001 per share (the “Common stock”), and 35,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Placement Agent Agreement

On October 16, 2013 we entered into a six-month exclusive placement agent agreement with Midtown Partners & Co LLC (“Midtown”), in connection with the private placement of the Company’s securities.  On April 16, 2014, we agreed to extend the term through October 16, 2014.  We agreed to pay Midtown the following fees for services to be rendered:

(a)         A non-refundable retainer fee of twenty-five thousand dollars ($25,000.00) and a three year warrant to purchase one million (1,000,000) shares of the Company's restricted common stock at $1.00.

(b)         a placement fee equal to eight percent (8%) of the gross purchase price paid for the Securities, payable in full, in cash, at a Closing for the sale of any of the Securities.

(c)         at each Closing, the Company shall issue to Midtown, or its permitted assigns, warrants (the “PA Warrants”) to purchase that number of shares of common stock of the Company equal to eight percent (8%) of the sum of (i) the number of shares of common stock of the Company issued at each such Closing or in the event of a convertible or equity linked security, the number of shares of common stock issuable by the Company upon exercise or conversion of any and all convertible or equity linked securities issued at each such Closing (including, but not limited to, all convertible promissory notes, convertible preferred stock and all series of warrants). The PA Warrants shall be transferable by Midtown to its representatives and agents at Closing, and have the same terms and conditions of the warrants issued to the Investors.

The foregoing description of the placement agent agreement with Midtown does not purport to be complete and is qualified in its entirety by reference to the complete text of the placement agent agreement and the addendum, copies of which are filed as Exhibits 10.18 and 10.17, respectively, hereto and which are incorporated herein by reference.

Executive Offices

Our executive officers are located at 777 South Flagler Drive, Suite 800 West, West Palm Beach, FL 33410 and our telephone number is 561-515-6163.  Our executive office is a virtual office which means that our executives each work from their home offices, but utilize this facility for meetings and conferences, and telephone and message support.  A copy of the Online Virtual Office Agreement is attached hereto as Exhibit 10.

Patents, Trademarks, and Licenses

We do not own any patents or trademarks and we have not entered into any license agreements.

Environmental Laws and Regulation

In the future we expect that we will be subject to various federal, state, local, provincial and foreign laws and regulations governing the protection of human health and the environment.  In 2013, we did not make any significant capital expenditures for equipment required by environmental laws and regulations.

Available Information

The Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), are filed with the U.S. Securities and Exchange Commission (the “SEC”). Such reports and other information filed by the Company with the SEC are available free of charge on the Company’s website at www.gdsi.co when such reports are available on the SEC website. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing or any registration statement that incorporates this Form 10-K by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

Employees

As of June 30, 2014, we employed four full-time employees.  We also use professionals on an as-needed basis. We have no collective bargaining agreements and believe our relations with our employees are good.

28

MANAGEMENT

Our Officers and Directors are as follows:

Name	Title
Richard J. Sullivan	Director, Chairman, President, Chief Executive Officer and Assistant Secretary
Stephen L. Norris	Director, Vice Chairman, CEO GDSI International
Arthur F. Noterman	Director
Stephanie S. Sullivan	Director
William J. Delgado	Director, Executive Vice President
David A. Loppert	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Gary A. Gray	Vice President, Chief Technology Officer

Richard J. Sullivan (age 74) was elected a director and appointed Chairman, CEO, President and assistant secretary on August 12, 2013.  Prior thereto, from May 2012 through August 2013 Mr. Sullivan served as a consultant to the Company. Mr. Sullivan is responsible for the Company’s strategy, leadership and day-to-day operational activities.  Mr. Sullivan founded and since 1993 has served as Chairman and CEO of Solutions, Inc. and World Capital Markets, Inc., a both private investment banking companies that specializes in advising corporations on acquiring other business entities and assisting owners and management who are considering selling all or part of their business.  Mr. Sullivan founded and from 1993 to 2003 served as Chairman and Chief Executive Officer of Applied Digital Solutions, Inc., a Nasdaq listed technology company that spawned two other listed companies of which he was Chairman of the Board: Digital Angel Corporation (AMEX) and VeriChip Corporation (Nasdaq). Mr. Sullivan is an “Entrepreneur in Residence” with Accretive Exit Partners, LLC whose business is taking positions in mid-stage private companies, replacing financing partners who wish to divest themselves of their equity share of those businesses.  He is also co-founder of Vox Equity Partners, LLC, a specialized private equity fund manager that has been purchasing bank private equity portfolio investments since 2006.  Management believes that Mr. Sullivan’s many years as Chairman and CEO of public companies qualifies him for his positions with the Company.

Stephen L. Norris (age 64) was elected a director and CEO of GDSI International on July 2, 2014 and appointed Vice Chairman on July 7, 2014.  Currently serving as Chairman of Stephen Norris Capital Partners, LLC, Mr. Norris has substantial expertise in structuring, negotiating and implementing leveraged buy-outs, cash-flow-based investments and financing strategies in the public and private capital markets.  Mr. Norris is one of five co-founders of the Carlyle Group, a major merchant bank based in Washington, D.C.  From 1988-1997, Mr. Norris served as Carlyle's President.  He was a principal participant and key advisor in Carlyle's numerous investments in various public and private companies.  While at Carlyle, Mr. Norris, along with other senior members of the Carlyle team, participated in the acquisition, disposition, strategic focusing and financing (in public and private markets) of numerous companies involving several billion dollars of equity capital.  Carlyle invested in leveraged buyouts (LBOs), venture capital (particularly telecommunications and wireless companies in the pre-Internet days), and real estate.  Today, Carlyle is one of the largest and most successful private equity firms in the world.  Prior to co-founding Carlyle, Mr. Norris was a Corporate Vice President of Marriott Corporation in Washington, D.C. He was a principal strategist and advisor for Marriott's substantial public and private financings, limited partnerships, acquisitions and divestitures from 1981 to mid-1987.  In 1992, Mr. Norris was appointed by President George Bush, and confirmed by the U.S. Senate, as one of the five board members of the approximately (at the time) $68 billion Federal Retirement Thrift Investment Board. During his tenure (1992-1995), Mr. Norris successfully advocated for the right of Federal employees to allocate a greater portion of their savings into public equities.  Until late 1996, Mr. Norris served on the Advisory Committee of SEAG, Inc. which advises the Saudi Government on economic development and diversification within the Kingdom of Saudi Arabia. Mr. Norris was a Fellow at Yale Law School (1977) and received a B.S. and J.D. (1972, 1975) with honors from the University of Alabama, and an L.L.M. from New York University (1976). Management believes that Mr. Norris’ past experience qualifies him for his positions with the Company.

Arthur F. Noterman (age 71) was appointed to our Board on August 12, 2014.  Mr. Noterman is a Chartered Life Underwriter. Mr. Noterman has owned an investment and insurance business for over 40 years located in Massachusetts and is a registered FINRA Broker affiliated with a Cincinnati, Ohio Broker/ Dealer.  Mr. Noterman served on the Board of Directors of Applied Digital Solutions Inc. from 1997 to 2003, serving on the Audit and Compensation Committees.  Mr. Noterman attended Northeastern University, Boston, MA from 1965-1975 and obtained the Chartered Life Underwriter Professional Designation in 1979 from The American College, Bryn Mawr, Pennsylvania.  Management believes that Mr. Noterman’s many years as a director of public companies, his financial background, and his many years serving on audit and compensation committees uniquely qualifies him for his position as a director of the Company.

Stephanie C. Sullivan (age 25) was appointed to our Board on August 12, 2014. Ms. Sullivan is a business entrepreneur and has served, since May 2011, as financial manager at Alexis Miami, a privately held upscale women’s fashion designer and manufacturer.   Ms. Sullivan graduated from the University of Miami in May 2011 with a Bachelor of Arts in Business Administration. Management believes that Ms. Sullivan’s marketing and financial background bring a new and young approach that the Board will benefit from.

William J. Delgado (age 54) has served as our President, Chief Executive Officer and Chief Financial Officer from August 2004 to August 2013. Effective August 12, 2013, Mr. Delgado assumed the position of Executive Vice President, and is responsible, along with Mr. Sullivan, for business development. Mr. Delgado has over 33 years of management experience including strategic planning, feasibility studies, economic analysis, design engineering, network planning, construction and maintenance. He began his career with Pacific Telephone in the Outside Plant Construction. He moved to the network engineering group and concluded his career at Pacific Bell as the Chief Budget Analyst for the Northern California region. Mr. Delgado founded All Star Telecom in late 1991, specializing in OSP construction and engineering and systems cabling. All Star Telecom was sold to International FiberCom in April of 1999. After leaving International FiberCom in 2002, Mr. Delgado became President/CEO of Pacific Comtel in San Diego, California. After the Company acquired Pacific Comtel in 2004, Mr. Delgado became Director, President, CEO and CFO of the Company. Management believes that Mr. Delgado’s many years of business experience uniquely qualifies him for his positions with the Company.

29

David A. Loppert (age 60) was appointed Executive Vice President, CFO, Treasurer and Secretary on August 12, 2013. From October 2012 through August 2013 Mr. Loppert served as a consultant to the Company. Mr. Loppert is responsible for the Company’s finance and administrative functions. He is a financial executive with over 30 years experience. He previously served as chief financial officer, secretary and treasurer of rVue Holdings, Inc. (OTCQB: RVUE), from May 2010 until June 2012.  Prior thereto he served as Argo Digital Solutions, Inc.’s senior vice president from March 2009 through January 2010, and from March 2010 through May 2010.  He was formerly a director, executive vice president and chief financial officer of Surgical Outcome Support, Inc. from August 2006 through March 2009. From October 2003 through July 2006 he was an independent financial consultant to public and private companies.  From June 2001 until September 2003, he was a vice president and director of QSGI Inc. (OTCBB: QSGI). From February 1997 through December 2000, he was vice president, chief financial officer and assistant secretary of Applied Digital Solutions, Inc. (NASDAQ: DIGA) and also served as chief executive officer of SysComm International Corporation, (NASDAQ: SYCM) a network and systems integrator, and an affiliate of Applied Digital.  Mr. Loppert began his financial career with Price Waterhouse, an international accounting firm, in 1978 in Johannesburg, South Africa, before moving to its Los Angeles Office in 1980 where over time he became a senior manager. Mr. Loppert earned bachelor's degrees in commerce in 1978 and in accounting in 1980, and a higher diploma in accounting in 1980, all from the University of the Witwatersrand, Johannesburg, South Africa, and was designated a Chartered Accountant (South Africa) in 1980.

Gary A. Grey (age 62) was appointed Vice President and Chief Technology Officer on August 12, 2013. From May 2012 through August 2013 Mr. Gray served as a consultant to the Company. Mr. Gray was most recently President of Digital Angel Wireless and Software, Riverside, CA, a company that designed and built GPS/wireless systems for parole and probation tracking.  Mr. Gray is past President of Applied Digital Solutions, Inc., Delray Beach, Florida (NASDAQ: DIGA) and was President of three divisions of the company: ADS Software, Springfield, MO, Atlantic Systems, Wall Township, NJ and Thermo Life Energy Corp., Riverside, CA.  ADS Software provided custom-developed manufacturing and wholesale distribution software, Atlantic Systems provides in-store register and accounting systems for retail stores and Thermo Life is a laboratory specializing in thin-film, renewable energy devices.  Mr. Gray was Vice president of Verichip, Inc., (NASDAQ: CHIP) a company affiliated with Applied Digital.  Mr. Gray was previously National Sales Manager for CAD/CAM company Point Control Corporation, Eugene, Oregon.  Point Control’s SmartCAM Computer-Aided Manufacturing software has been installed at 12,000 locations in 67 countries.  Previously, Mr. Gray was the principal developer of a comprehensive Manufacturing Resource Planning (MRP) software system, one of the first available for the then-newly-introduced 32-bit Digital Equipment Corporation Vax computer platform.  The system was installed at approx. 150 locations and several Fortune 1000 companies. The company, White Hat Systems, Woburn, MA, was later sold to Pacific Telesis.  Mr. Gray has participated in merger and acquisition activities with Richard Sullivan since 1985. He received a bachelor degree in physics from Hope College, Holland, Michigan in 1974.

Neither Mr. Norris, Mr. Noterman nor Ms. Sullivan have been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

Our Board has determined that Messrs. Norris and Noterman are independent under the NASDAQ Stock Market Listing Rules.

In December 2012 we entered into an agreement with an investor to lend us $750,000. As part of that agreement, Bay Acquisition Corp., an entity controlled by Richard J. Sullivan, a director and officer of the Company, agreed to pledge certain collateral as additional security for the loan.  In consideration for this pledge of collateral, we agreed to issue to Bay Acquisition LLC 3,000,000 shares of our restricted common stock valued at $360,000.

On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC, (“Bronco”) a Nevada-California regional telecommunications subcontractor located in Folsom, CA in consideration for 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116. William J. Delgado, a director and officer of the Company, owns a 10% membership interest in Bronco. On October 15, 2012, we entered into an Amendment to Purchase Agreement, and we agreed to relinquish control of Bronco to its minority shareholders effective as of January 1, 2013, in consideration for the assumption of liabilities. Thus, at January 1, 2013, we no longer have an interest in Bronco.

In January 2013, we granted Richard J. Sullivan and David A. Loppert restricted stock grants of 3,000,000 and 5,000,000 shares of common stock, respectively for services rendered to the Company in negotiating the Bridge Loan and for Mr. Loppert’s work with Airtronic in structuring the DIP loan to it.  3 million of the shares to Mr. Sullivan and Mr. Loppert vested upon the funding of the $750,000 Bridge Loan to the Company to provide the initial DIP loan to Airtronic and an additional 2 million shares to Mr. Loppert vested at the time that the bankruptcy court approved the Bridge Loan Modification and Ratification Agreement between the Company and Airtronic. In June 2013, we granted Richard J. Sullivan, David A. Loppert, William J. Delgado and Gary A. Gray restricted stock grants of 10,000,000, 3,000,000, 1,000,000 and 1,000,000 shares of common stock, respectively. The grants were fully vested in January 2014. The shares were valued at $0.12 to $0.26 per share.

On August 25, 2014 we granted Stephen L. Norris, Chairman and CEO of our wholly owned subsidiary, GDSI International, 12 million restricted stock units (“Units”) convertible into 12 million shares of the Company’s common stock, with a fair market value of $3,600,000 as of July 1, 2014, the effective grant date. The grant was made under our 2014 Equity Incentive Plan. 4,000,000 Units will vest in respect of each fiscal year of GDSI International from 2015 through 2017 if the company has achieved at least 90% of the total revenue targets set forth below.  If less than 90% of the target is achieved in respect of any such fiscal year, then the number of Units vesting for that fiscal year shall be 4,000,000 times the applicable percentage shown below; provided that, if the company shall exceed 100% of the revenue target for the 2016 or 2017 fiscal year, and shall have failed to reach 90% of the target for a prior fiscal year, the excess over 100% shall be applied to reduce the deficiency in the prior year(s), and an additional number of Units shall vest to reflect the increased revenue for such prior fiscal year.  Any such excess shall be applied first to reduce any deficiency for the 2015 fiscal year and then for the 2016 fiscal year.  The vesting of the Units shall be effective upon the issuance of the audited financial statements of the Company for the applicable fiscal year, and shall be based upon the total revenue of GDSI International as reflected in such financial statements.

Revenue Targets
July 1, 2014 - June 30, 2015	$9,911,000
July 1, 2015 - June 30, 2016	$18,921,000
July 1, 2016 - June 30, 2017	$24,327,000

30

Percentage vesting based on revenue targets:

Revenue as a % of Target	% Vest
90% - 100%	100%
80% - 90%	90%
70% - 80%	80%
60% - 70%	70%
50% - 60%	60%
40% - 50%	50%
30% - 40%	40%
20% - 30%	30%
10% - 20%	20%
less than 10%	0%

Neither Mr. Norris, Mr. Noterman, Mr. Delgado nor Mr. Loppert has any family relationship with any officer or director of the Company. Stephanie C. Sullivan is the daughter of Richard J. Sullivan.

A vacancy on our board of directors may be filled by the vote of a majority of the directors holding office. All directors hold office for one-year terms and until the election and qualification of their successors. Officers are appointed by the board of directors and serve at the discretion of the board.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors’ and Officers’ Liability Insurance

We maintain directors' and officers' liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.  Such insurance also insures us against losses which we may incur in indemnifying our officers and directors.  In addition, we have entered into indemnification agreements with key officers, directors and consultants, and such persons shall also have indemnification rights under applicable laws, and our Certificate of Incorporation and Bylaws.

Corporate Governance

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of GDSI and its shareholders. The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of GDSI. The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees

We intend to appoint such persons to the Board and committees of the Board as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange. We intend to appoint directors in the future so that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the SEC. We have not appointed an audit committee, compensation committee, or nominating committee although we expect to do so in the near future.

Code of Ethics

Our Board has approved, and we have adopted, a Code of Conduct and Ethics that applies to all of our directors, officers, employees, consultants and agents. We will provide a copy of the Code of Conduct and Ethics free of charge upon request to any person submitting a written request to our chief executive officer.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Although there are many other factors, the Board seeks individuals with experience on public company boards as well as experience with advertising, marketing, legal and accounting skills.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Through our policies, our Code of Conduct and Ethics and our Board’s review of financial and other risks, our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect the Company, and how management addresses those risks.  Mr. Sullivan, a director and our chief executive officer, and Mr. Loppert, our chief financial officer, work closely together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent director may conduct the assessment. Presently, the primary risks affecting GDSI include our ability to close acquisitions and raise sufficient capital to scale our business. The Board focuses on these key risks and interfaces with management on seeking solutions.

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Advisory Board

Our advisory board, which advises senior management, consists of the following individuals:

Edwin J. Wang	Chairman, Advisory Board
Jennifer S. Carroll	Advisor
Matthew K. Kelley	Advisor
Richard J. Feldman	Advisor
Thomas W. Janes	Advisor

Edwin J. Wang is the Founder and Senior Managing Director of Accretive Exit Partners and Accretive Capital, Boston, MA.  Mr. Wang draws from over 20 years of experience in private equity, principal investing and cross border merchant banking. He is the founder of Accretive Capital.  From 2002 to 2007, while at predecessor firm Asymmetry Capital LLC, Mr. Wang led the financial restructuring and liquidation of $450MM in distressed private equity portfolio assets and monetized value-added liquidity creation in excess of $200MM. These accomplishments were chronicled in two Harvard Business School case studies and other publications, including The Deal Magazine. These accomplishments were chronicled in two Harvard Business School case studies and other publications, including The Deal Magazine.  Previously, during an eight-year investment banking career, Mr. Wang led the development of Non-Japan Asia business at Credit Suisse First Boston. He began his career in financial services as an Associate in the Capital Markets Group at Lehman Brothers.  Mr. Wang earned his B.A. degree in Economics from Columbia University and was a Visiting Fellow in Finance at the MIT Sloan School of Management under the supervision of the late Nobel laureate, Dr. Franco Modigliani. Richard J. Sullivan, our Chairman and CEO, is an “Entrepreneur in Residence, at Accretive Exit Partners.

Jennifer S Carroll was Florida’s 18th Lieutenant Governor. She was the first female elected as Lieutenant Governor in Florida and the first African-American elected Statewide. Ms. Carroll was a state legislator for over seven years, a small business owner, former Executive Director of Florida Department of Veterans’ Affairs responsible for over 1.8 million veterans and a Navy veteran. In addition to her duties assisting the Governor with economic development, Ms. Carroll oversaw the Florida Department of Military Affairs, Florida Department of Veterans Affairs, and was Chairperson of Space Florida. Ms. Carroll She was also the Governor’s Designee on the Florida Defense Support Task Force, and Chairperson on the Governor’s Task Force on Citizen Safety and Protection. As a legislator, Ms. Carroll worked to pass meaningful legislation that enhanced economic development, which included procuring $2.9 million to fund the Florida Export Finance Corporation to help employers have access to short term loans in order to retain and create jobs. She sponsored the Entertainment Economic Development Legislation that created thousands of jobs for Floridians who were paid over $485 million in wages. Ms. Carroll also served as Deputy Majority Leader from 2003-2004, Majority Whip from 2004-2006, Vice Chair of the Transportation and Economic Development Committee 2003-2004, Chair of the Finance Committee from 2006-2008 and Chair of the Economic and Development Council from 2008-2010.  Ms. Carroll holds an MBA degree from St. Leo University.

Matthew Kelley is the founder of Vox Equity Partners, LLC, a specialized private equity firm created to manage constructed, primarily bank (LP) owned, venture capital and private equity investments. Vox Equity Partners was initially formed to manage the assets of a constructed fund in 2007. The firm continued to acquire the assets of three other funds. Vox Equity Partners is capitalized to participate in follow-on investments in promising underlying opportunities in the portfolio in order to maximize exit value.  From February 2001 through May 2006 Mr. Kelley was a Partner at Accretive Capital, and from October 1997 through October 2000 Matt was Director of Private Equity at MB Capital, a mezzanine capital fund management.  Mr. Kelley has an AB in Political Science and Government from Dartmouth College (1987 – 1991), and an MS in Accounting and an MBA, both from Northeastern University (1993 – 1997).  Richard J. Sullivan, our Chairman and CEO, is a co-founder of Vox.

Richard J. Feldman is an attorney specializing in public affairs and is among the top public affairs consultants. A former Reagan White House appointee at the Commerce Department, he later became the regional political director for the National Rifle Association.  From 1991-1999, Mr. Feldman served as Executive Director of the American Shooting Sports Council (ASSC).  In his role as chief lobbyist and spokesman for the firearm industry’s national trade association, Mr. Feldman formulated and implemented national litigation strategy and forged collaborative relationships with regulatory and law enforcement agencies. He is the author of RICOCHET: Confessions of a Gun Lobbyist, published by John Wiley & Sons in 2007. Since 2004, Mr. Feldman has served as the founder and CEO of MLS Communication, LLC, a public relations and political consulting firm.  For more information, visit www.MLSCommunication.com. He also serves as President and CEO of the Independent Firearm Owners Association.  A member of the Washington, DC, bar, Mr. Feldman earned his law degree at Vermont Law School and his BA degree from Union College (NY).

Thomas W. Janes has a 25-year track record of working with management teams in the middle market. Prior to founding Kerry Capital Advisors, he was a Managing Director of Lincolnshire and head of Lincolnshire's Boston Office, where he started in 2003. Mr. Janes has served as a member of the Board of Directors of the following Lincolnshire portfolio companies: Cutters Wireline Services, Inc., Dalbo Holdings, Inc., and Paddock Pool and Construction, Inc.  Prior to Lincolnshire, Mr. Janes was a co-founder and Managing Director of Triumph Capital Group, where he served as a senior member of a private equity team that successfully sourced and managed approximately $900 million in private equity capital. During his tenure at Triumph Capital, he led numerous investments in middle market companies in a variety of recapitalization, growth financing, leveraged buyout, and consolidation transactions, and served as a Board member of several Triumph portfolio companies. Prior to co-founding Triumph Capital, he was an investment banker at Drexel Burnham, First Boston, and Lazard Freres & Co., where he led numerous corporate finance and merger and acquisition transactions. Early in his career, Mr. Janes worked as a consultant in Bain and Co.'s Boston and London offices. Mr. Janes has served on the Boards of numerous private companies and the following public companies: Alarmguard Holdings, Inc., Ascent Pediatrics, Inc., CAPE Systems, Inc., DairyMart Convenience Stores, Inc., and Providence Health Care, Inc. Mr. Janes had held a National Association of Securities Dealers Register Principal (Series 24) and Register Representative (Series 7) designation and a Massachusetts Uniform Securities Agent (Series 63).  He has served on the Board of Directors of the Harvard Business School Association of Boston, The Boston University School of Public Health and The Arthritis Foundation of Massachusetts, as well as a member of numerous professional organizations. He has been a frequent speaker at private equity and financial management conferences. Mr. Janes has served as an alumni representative to the Advisory Committee on Shareholder Responsibility (which advises the Harvard Corporation with respect to certain proxy issues) and is a member of the Board of Directors of many charitable organizations. A frequent speaker at industry events, including commenting on private equity issues at the annual Chicago Federal Reserve Forum, he has written more than 100 articles for such publications as The New York Times, The New York Times Annual Economic Review, The Boston Globe and The World Paper. He has an AB degree with honors from Harvard College and MBA from Harvard Business School.

32

Advisory Board Compensation

In order to align the advisors with the interest of the stakeholders of the Company, the Board has granted the advisors restricted stock awards which vest over a period of 12 – 24 months and which are forfeited if the advisor is no longer and advisor on the anniversary of the advisory award, as follows:

Name	Date of Grant	Number of Shares	Vest from	Vest To

Edwin J. Wang	4/17/13	1,250,000	4/30/13	3/31/14
	4/17/13	1,250,000	2/28/14	1/31/15
	2/4/14	1,500,000	2/4/14	1/31/15

Jennifer S. Carroll	4/17/13	1,250,000	4/30/13	3/31/14
	4/17/13	1,250,000	2/28/14	1/31/15

Mathew Kelley	4/17/13	1,250,000	4/30/13	3/31/14
	4/17/13	1,250,000	2/28/14	1/31/15

Richard J. Feldman	4/30/14	500,000	4/30/14	3/30/15
		500,000	4/30/15	3/30/16

Thomas W. Janes	5/7/14	500,000	5/7/14	4/30/14
		500,000	5/30/15	4/30/16

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth, for the years ended December 31, 2013 and 2012, the compensation earned by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($) (5)	All other compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)
Richard J. Sullivan (1),	2013	$-	$-	$2,635,000	$157,000	$2,792,000
Chairman, CEO, President and Assistant Secretary	2012	$-	$-			$-

David A. Loppert (2),	2013	$-	$-	$1,282,500	$78,500	$1,361,000
Executive Vice President, CFO, Treasurer and Secretary	2012	$-	$-	$-	$-	$-

William J. Delgado (3),	2013	$50,000	$-	$227,500	$-	$277,500
Director, Former President, Chief Executive Officer & Chief Financial Officer, currently Executive Vice President	2012	$199,990	$-	$-	$-	$199,990

Gary A. Gray (4)	2013	$-	$-	$227,500	$24,500	$252,000
Vice President, CTO	2012	$-	$-			$-

(1)	Mr. Sullivan was appointed Chairman, CEO, President and Assistant Secretary on August 12, 2013. Mr. Sullivan acted as a consultant to the Company from May 2012 to August 2013.
(2)	Mr. Loppert was appointed Executive Vice President, CFO, Treasurer and Secretary on August 12, 2013. Mr. Loppert acted as a consultant to the Company from October 2012 to August 2013.
(3)	Mr. Delgado was appointed Executive Vice President on August 12, 2013. Prior thereto he served as our CEO, President and CFO.
(4)	Mr. Gray was appointed Vice President, CTO on August 12, 2013. Mr. Gray acted as a consultant to the Company from May 2012 to August 2013.
(5)	The amounts in this column represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718. These amounts represent restricted stock awards granted to the named executive officers, and do not reflect the actual amounts that may be realized by those officers.
(6)	Paid as consulting fees.

Options Granted to Named Executives

No option awards were granted in 2013 or 2012.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2013 regarding restricted stock held by the named executive officers.  There are no outstanding stock options held by the named executive officers.

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Richard J. Sullivan	13,000,000	$5,850,000	-	$

David A. Loppert	8,000,000	$3,600,000	-	$

William J. Delgado	1,000,000	$450,000	-	$

Gary A. Gray	1,000,000	$450,000	-	$

(1)	All restricted stock granted to the named executives vested in January 2014.
(2)	Computed by multiplying the closing market price of a share of our common stock on December 31, 2013, or $0.45, by the number of shares of common stock that have not vested.

See “Description of Securities - Equity Compensation Plan Information” for a description of our 2014 Equity Incentive Plan.

Director Compensation

We do not have a compensation arrangement in place for members of our Board and we have not finalized any plan to compensate directors in the future for their services as directors.  We anticipate that we will develop a compensation plan for our independent directors in order to attract qualified persons and to retain them. We expect that the compensation arrangements will generally be comprised of equity awards and cash for reimbursement of expenses only; however exceptions may be made if circumstances warrant.

Effective as of July 2, 2014, Stephen L. Norris was appointed a director of the Company.  We have agreed to pay Mr. Norris a monthly fee of $6,000 in cash, monthly in arrears commencing July 31, 2014 and continuing monthly thereafter for so long as he continues to serve on our Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our fiscal year 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years and in which any related person, including any director, executive officer, holder of more than 5% of our capital stock during such period, or entities affiliated with them, had a material interest, other than as described in the transactions set forth below.

On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC, (“Bronco”) a Nevada-California regional telecommunications subcontractor located in Folsom, CA in consideration for 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116, the fair market value of our common stock on the date the agreement was made. One of our directors and an executive officer owns a 10% membership interest in Bronco. On October 15, 2012, we entered into an Amendment to Purchase Agreement, and we agreed to relinquish control of Bronco to its minority shareholders effective as of January 1, 2013.

In December 2012, we entered into a Promissory Note Purchase Agreement, under which Gabriel a De Los Reyes (the “Lender”) agree to lend us $750,000 evidenced by a secured promissory note (the “Note”) and a Security Agreement. The Note bears interest at 8¼%, is secured by all of our assets and had a maturity date of May 1, 2013.  In connection with the loan, we issued to the Lender a warrant to acquire 3,000,000 shares of our common stock at an exercise price of $0.15, exercisable for a period of three years (the “Warrant”).

On May 6, 2013, the Company and the Lender entered into an amendment (the “Amendment”) which:

(1)	Extended the Note’s maturity date to July 1, 2013;
(2)	Provided that on or before the maturity date, we may elect to convert the Note into 3,000,000 shares of our common stock at a conversion price of $0.25; and
(3)	Reduced the exercise price of the Warrant from $0.15 to $0.10.

On July 1, 2013, the Lender converted the Note into 3,000,000 shares of our restricted common stock. On December 18, 2013, the Lender partially exercised the Warrant and we issued 1,250,000 shares of our restricted common stock in consideration for $125,000.

As part of the agreement with the Lender, Bay Acquisition Corp. (aka Bay Acquisition LLC), an entity controlled by Richard J. Sullivan, our Chairman and CEO, agreed to pledge certain collateral as additional security for the loan.  In consideration for this pledge of collateral, we agreed to issue to Bay Acquisition Corp. 3,000,000 shares of our restricted common stock valued at $360,000.

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In January 2013, we granted Richard J. Sullivan and David A. Loppert restricted stock grants of 3,000,000 and 5,000,000 shares of common stock, respectively.  In June 2013, we granted Richard J. Sullivan, David A. Loppert, William J. Delgado and Gary A. Gray, restricted stock grants of 10,000,000, 3,000,000, 1,000,000 and 1,000,000 shares of common stock, respectively. The grants vested in January 2014. The shares were valued at $0.12 and $0.26, respectively.

On August 25, 2014 we granted Stephen L. Norris, Chairman and CEO of our wholly owned subsidiary, GDSI International, 12 million restricted stock units (“Units”) convertible into 12 million shares of the Company’s common stock, with a fair market value of $3,600,000 as of July 1, 2014, the effective grant date. The grant was made under our 2014 Equity Incentive Plan. See – Management – Page 30, for additional information.

In the twelve-month period ended December 31, 2013 we paid Richard J. Sullivan consulting fees of $157,000.  Mr. Sullivan did not receive a salary in 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned as of September 12, 2014, by (i) those persons known by us to be owners of more than 5% of our Common Stock, (ii) each director (iii) our Named Executive Officers (as disclosed in the Summary Compensation Table), and (iv) our executive officers and directors as a group.  Except as otherwise indicated, the address of each stockholder listed below is: c/o Global Digital Solutions, Inc. 777 South Flagler Drive, Suite 800W, West Palm Beach, FL 33401.

Name and Address of Beneficial Owner	Number of shares of Common Stock Beneficially Owned (1)	Percent of Class (%)
Officers and Directors:
Richard J. Sullivan (2)	30,240,000	29.2%
Stephen L. Norris (3)	0	0.0%
David A. Loppert (4)	9,500,000	9.2%
William J. Delgado (5)	3,322,032	3.2%
Arthur F. Noterman (6)	500,000	*
Stephanie C. Sullivan (6)	1,000,000	1.0%
Gary A. Gray	1,000,000	1.0%
All Directors and Officers	45,562,032	38.7%

5% or Greater Shareholders:
Gabriel De Los Reyes/ Maria Lourdes De Los Reyes (7)	7,250,000	7.0%
17795 SW 158th Street
Miami, FL 33187

*	Less than 1%.
(1)	Applicable percentages are based on 103,469,278 shares outstanding as of September 12, 2014. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days after the date of this report, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the shareholders named in the table has sole voting power.
(2)	Includes (a) 3,000,000 currently exercisable stock options, (b) 3,000,000 shares owned by Bay Acquisition Corp., an entity controlled by Mr. Sullivan, and (c) 530,000 shares owned by Mr. Sullivan's minor son.
(3)	Excludes 12 million restricted stock units convertible into up to 12 million shares of our common stock granted to Mr. Norris which commence to vest on June 30, 2015.
(4)	Includes 1,500,000 currently exercisable stock options.
(5)	Includes (a) 3,221,032 shares owned by Bronco Communications, LLC, an entity which Mr. Delgado controls and (b) 101,000 shares owned by Mr. Delgado's minor daughter.
(6)	Includes 500,000 currently exercisable stock options.
(7)	Includes 1,750,000 currently exercisable warrants.

SELLING STOCKHOLDERS

Up to 32,082,170 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

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The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. None of the selling stockholders have had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

None of the selling stockholders listed below are broker-dealers or affiliates of broker-dealers.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 103,469,278 shares of our common stock outstanding as of September 12, 2014.

	Ownership Before Offering			After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares Offered		Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
David Aurbach	100,000	100,000	(2) , (23)	-	0.00%
Eli Aramooni	270,000	20,000	(2) , (22)	250,000	0.24%
Jeff Brenner	50,000	15,000	(2) , (23)	35,000	0.03%
Nolan Carroll II	20,000	20,000	(2) , (23)	-	0.00%
Jay Cohen	40,000	40,000	(2) , (23)	-	0.00%
Brian A. Dekle	8,266,628	8,266,628	(17)	-	0.00%
John Ramsay	2,755,542	2,755,542	(18)	-	0.00%
Ken Dalsgaard	100,000	100,000	(2) , (23)	-	0.00%
Tara S. Delgado	1,536,000	636,000	(2), (19) , (26)	900,000	0.87%
Sean Downes	400,000	400,000	(2) , (23)	-	0.00%
Rodger Fauber	150,000	75,000	(2) , (23)	75,000	0.07%
Fine Spotted Partners, LLC	100,000	100,000	(3)	-	0.00%
E. Eldredge Floyd	1,046,000	231,000	(2) , (20)	815,000	0.79%
Lou Forte	50,000	50,000	(2) , (23)	-	0.00%
Philip Forte	40,000	40,000	(2) , (23)	-	0.00%
Kevin J. Heneghan	775,000	775,000	(2) , (24)	-	0.00%
Lookout Dove Partners, LLP	325,000	325,000	(4) , (24)	-	0.00%
Franklin L. Johnson Trustee, Franklin Johnson Revocable Trust	516,667	100,000	(2) , (21)	416,667	0.40%
JBA Enterprises, LLC	1,000,000	1,000,000	(5)	-	0.00%
Gregg Kaminsky	40,000	40,000	(2) , (23)	-	0.00%
Brain Kopelowitz	80,000	80,000	(2) , (23)	-	0.00%
Jeff Kelley	126,000	126,000	(6)	-	0.00%
Philip Land	312,000	187,000	(2) , (23)	125,000	0.12%
Carmine Latanza	60,000	60,000	(2) , (23)	-	0.00%
Michael G. Lee	20,000	20,000	(2) , (22)	-	0.00%
Logan's Run, Inc.	20,000	20,000	(7)	-	0.00%
Midtown Partners & Co., LLC	1,000,000	1,000,000	(8)	-	0.00%
Charles G. Masters, Jr.	900,000	900,000	(14)	-	0.00%
Tonya Phillips	720,000	720,000	(15)	-	0.00%
Robert M. Snibbe, Jr.	180,000	180,000	(16)	-	0.00%
Kimberly Minter	50,000	50,000	(2) , (23)	-	0.00%
Joan O'Leary	100,000	100,000	(2) , (25)	-	0.00%
Peter Rega	40,000	40,000	(2) , (23)	-	0.00%
Gabriel A. De Los Reyes/Maria Lourdes De Los Reyes	7,250,000	7,250,000	(9)	-	0.00%
Artemios Roussos	140,000	100,000	(2) , (21)	40,000	0.04%
Rok Global Solutions, LLC	3,020,000	3,020,000	(10)	-	0.00%
Michael Singer	20,000	20,000	(2) , (23)	-	0.00%
Evan Sullivan	530,000	530,000	(2) , (26)	-	0.00%
K. Brett Thackston	1,750,000	1,250,000	(11)	500,000	0.48%
Scott Weiselberg	1,000,000	1,000,000	(12)	-	0.00%
Family Trust of Eva A Ware, Eva A. Ware Trustee	670,000	170,000	(2) , (22)	500,000	0.48%
David E. Ware	10,000	10,000	(2) , (22)	-	0.00%
Aaron David Ware	20,000	20,000	(2) , (22)	-	0.00%
Jordan Tyler Ware	20,000	20,000	(2) , (22)	-	0.00%
Zoom Cash Advances	120,000	120,000	(13)	-	0.00%
Total	35,738,837	32,082,170		3,656,667

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(1)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.
(2)	Represents shares issued in a private placement.
(3)	Represents shares issued on June 30, 2013 in a private placement. Michael Monier may be deemed to have voting and dispositive power over the securities owned by this stockholder
(4)	Represents shares issued in a private placement on September 30, 2013. Kevin J. Heneghan may be deemed to have voting and dispositive power over the securities owned by this stockholder.
(5)	Represents shares underlying a warrant that was exercised on, and the shares were issued on, August 19, 2013. Scott Weiselberg may be deemed to have voting and dispositive power over the securities owned by this stockholder.
(6)	Represents shares issued for investor relations services in connection with two private placements. 60,0000 shares were issued on June 25, 2013 and 66,000 shares were issued on September 30, 2013.
(7)	Represents shares issued on June 30, 2013 in a private placement. Andres Verbal may be deemed to have voting and dispositive power over the securities owned by this stockholder.
(8)	Represents shares underlying a warrant that may be exercised through October 15, 2016. Midtown Partners & Co., LLC is wholly owned by Apogee Financial Investments, Inc. whose President and CEO, Dale E. Phillips, and whose Chief Operating Officer, Richard J. Diamond, may be deemed to have voting and dispositive power over the securities owned by this stockholder.
(9)	Represents (1) 3,000,000 shares issued on the conversion of debt on July 1, 2013, (ii) 1,250,000 shares issued upon the exercise of a warrant on December 11, 2013, (iii) 1,750,000 shares underlying a warrant that may be exercised through December 31, 2015, and (iv) 1,250,000 shares assigned to this stockholder by Richard J. Sullivan as an inducement to this stockholder to exercise the warrant granted to him in December 2013.
(10)	Represents (i) 1,020,000 shares issued in a private placement on June 30, 2013, and (ii) 2,000,000 shares underlying a warrant that was exercised on, and the shares were issued on, August 19, 2013. Robert Moskowitz may be deemed to have voting and dispositive power over the securities owned by this stockholder.
(11)	Incudes (i) 500,000 shares underlying a warrant exercisable through June 30, 2018, 500,000 shares issued on April 15, 2013 for investor relations services in connection with private placements, and (iii) 250,000 shares issued on June 25, 2013 for investor relations services in connection with private placements.
(12)	Represents shares underlying a warrant that may be exercised through May 6, 2018.
(13)	Represents shares issued in a private placement on June 30, 2013. Charles Bressman may be deemed to have voting and dispositive power over the securities owned by this stockholder.
(14)

Includes (i) 250,000 shares issued on May 19, 2014 and (ii) 650,000 shares issued on September 5, 2014, all in connection with acquisition services rendered in connection with our acquisition of NACSV.

(15)	Includes (i) 200,000 shares issued on May 19, 2014 and (ii) 520,000 shares issued on September 5, 2014, all in connection with acquisition services rendered in connection with our acquisition of NACSV.
(16)	Includes (i) 50,000 shares issued on May 19, 2014 and (ii) 130,000 shares issued on September 5, 2014, all in connection with acquisition services rendered in connection with our acquisition of NACSV.
(17)	Includes (i) 483,871 shares issued on June 16, 2014 as initial purchase consideration, (ii) 1,976,306 shares issuable for the True-Up payment, and (iii) 5,806,451 shares issuable to this shareholder for future consideration in connection with our purchase from this shareholder of his 75% interest in NACSV.
(18)	Includes (i) 161,290 shares issued on June 16, 2014 as initial purchase consideration, (ii) ) 658,768 shares issuable for the True-Up payment, and (iii) 1,935,484 shares issuable to this shareholder for future consideration in connection with our purchase from this shareholder of his 75% interest in NACSV.
(19)	Tara S. Delgado is the daughter of William J. Delgado, an officer and director of the Company. Ms. Delgado is not a minor child and William J. Delgado disclaims any beneficial ownership of these securities.
(20)	These shares were issued on April 15, 2013.
(21)	These shares were issued on May 21, 2013.
(22)	These shares were issued on June 25, 2013.
(23)	These shares were issued on June 30, 2013.
(24)	These shares were issued on September 30, 2013.
(25)	These shares were issued on November 11, 2013.
(26)	These shares were issued on December 11, 2013.

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DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We are authorized to issue 485,000,000 shares of capital stock, of which 450,000,000 are shares of common stock, par value $0.001 per share (the “Common Stock”), and 35,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

As of September 12, 2014, we had the following issued and outstanding securities on a fully diluted basis:

●	103,469,278 shares of common stock;
●	No shares of preferred stock;
●	Warrants to purchase 4,250,000 shares of common stock at exercise prices ranging from $0.10 - $1.00 per share; and
●	Options to acquire 5,500,000 shares of our common stock at an exercise price of $0.64 per share.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Each outstanding share of common stock is entitled to one vote and each fractional share is entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting is allowed in the election of directors of the Company.

The holders of a majority of the shares who are entitled to vote at a shareholders meeting and who are present in person or by proxy shall be necessary for and shall constitute a quorum for the transaction of business at shareholder meetings, except as otherwise provided by the New Jersey statutes. If a quorum is not present or represented at a meeting of the shareholders, those present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At an adjourned meeting where a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

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When a quorum is present at a meeting of shareholders, the vote of the holders of a majority of the issued and outstanding shares having voting power, present in person or represented by proxy, shall decide any question brought before the meeting, unless the question is one which, by express provision of the statutes, requires a higher vote in which case the express provision shall govern.  The shareholders present at a duly constituted meeting may continue to transact business until adjournment, despite the withdrawal of enough shareholders holding, in the aggregate, issued and outstanding shares having voting power to leave less than a quorum.”

Preferred Stock

Our Board of Directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, distinct classes or series, dividend rights, voting rights, liquidation preferences, redemption rights, conversion rights and preemptive rights.

Warrants

In December 2012, we issued a three-year warrant to purchase 3,000,000 shares of our common stock, at an amended exercise price of $0.10 per share, to an investor in connection with our $750,000 Promissory Note Purchase Agreement in December 2012. In December 2013, the investor exercised 1,250,000 shares underlying the warrant and 1,750,000 remain exercisable through December 31, 2015.

In May 2013, we issued a five-year warrant to purchase 1,000,000 shares of our common stock at an exercise price of $0.15 per share to an advisor in connection with the modification of the Promissory Note Purchase Agreement Amendment.  The warrant was valued at $300,000.

In June 2013, we issued a five-year warrant to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share to a consultant for investor relations services. The warrant was valued at $250,000.

In October 2013, we issued a three-year warrant to purchase 1,000,000 shares of our common stock at an exercise price of $1.00 per share to an investment banking company for investment banking services. The warrant was valued at $800,000.

Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise amount and exercise price per share.

Options

As of June 30, 2014, we have granted options to purchase an aggregate of 5,500,000 shares of our common stock, pursuant to our 2014 Equity Incentive Plan.

Restricted Stock Grants

As of June 30, 2014 we had awarded 4,500,000 which will vest through June 2016.

Restricted Stock Units

As of July 1, 2014, we have granted 12 million Restricted Stock Units convertible into 12 million shares of our common stock.

Equity Compensation Plan Information

The following chart reflects the number of stock options, shares of restricted stock and restricted sock units available for future grants under our incentive plan.

Plan	Number Authorized	Number Remaining

2014 Equity Incentive Plan	20,000,000	2,500,000

On May 19, 2014 a majority of our shareholders acting by written consent pursuant to the Company’s ByLaws and the New Jersey Business Corporation Act approved the amended and restated 2014 Global Digital Solutions Equity Incentive Plan (the “Plan”) and reserved 20,000,000 shares of our common stock for issuance pursuant to awards under the Plan. The Plan is intended as an incentive, to retain in the employ of, and as directors, officers, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. Under the Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The Plan is administered by the Board of Directors.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table presents information regarding options outstanding under our compensation plans as of September 12, 2014:

Equity Compensation Plan Information
Number of
	Number of		securities
	securities		available for
	to be issued	Weighted-average	future issuance
	upon exercise	exercise price of	under equity
	of outstanding	of outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
	and rights	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	20,000,000	$0.20	2,500,000
Equity compensation plans not approved by security holders	-	-	-
Total	20,000,000	$0.20	2,500,000

Registration Rights

We have not entered into any Registration Rights Agreements.  In connection with the sale of our shares of common stock in private placements, we warranted in the subscription agreement to include those shares of common stock, including any warrants issued in connection therewith, or for fees, as well as certain share that have been issued as consideration for services, in our next filed "resale" registration statement with the Securities and Exchange Commission.  All of those shares are included in this registration statement. There are no penalties if we fail not to include any such shares in a registration statement.

Transfer Agent

Our transfer agent is Issuer Direct Corporation, 500 Perimiter Park Drive, Suite D, Morrisville, NC 27560.

Indemnification of Directors and Officers

The New Jersey Business Corporation Act (“BCA”) Section 14A:3-5 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.  Advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party.

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We also have a director and officer indemnification agreement with our sole director and officer that provides, among other things, for the indemnification to the fullest extent permitted or required by New Jersey law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the BCA would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Certificate of Incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of BCA Section 14A:6-14.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	conducting business in places where business practices and customs are unfamiliar and unknown;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the date of this prospectus;
●	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any of these methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

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FINRA Rule 2710 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. FINRA Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of FINRA participating in a distribution of our securities, the member is responsible for ensuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

●	it intends to take possession of the registered securities or to facilitate the transfer of the certificates;
●	the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;
●	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding these transactions; and
●	in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file for review with the Corporate Finance Department of FINRA all relevant documents with respect to these transactions.

FINRA has recently proposed rule changes to FINRA Rule 2710 which may, if approved, modify the requirements of its members to make filings under FINRA Rule 2710. Further, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

42

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

LEGAL MATTERS

Naccarato & Associates, Newport Beach, California, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The financial statements as of December 31, 2013 and 2012 and for the years then ended, included in this prospectus have been audited by PMB Helin Donovan LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the Company’s website at www.gdsi.co when such reports are available on the SEC website.  You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: David A. Loppert, Chief Financial Officer, Global Digital Solutions, Inc., 777 South Flagler Drive, Suite 800 West, West Palm Beach, FL 33401. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

43

GLOBAL DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Global Digital Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Global Digital Solutions, Inc. (“the Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, consolidate statements of stockholders’ equity (deficit) and  consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Digital Solutions, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has sustained a net loss from operations and has an accumulated deficit.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP

Seattle, Washington

March 28, 2014

F-2

GLOBAL DIGITAL SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$509,224	$385,141
Notes receivable	1,465,874	-
Prepaid expenses	122,056	-
Total current assets	2,097,154	385,141

Assets of discontinued operations	-	395,133
Deposits	198	-
Total assets	$2,097,352	$780,274

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$166,256	$155
Accrued expenses	165,537	191,344
Convertible notes payable	529,309	504,309
Notes payable	25,000	117,600
Total current liabilities	886,102	813,408
Liabilities of discontinued operations	-	33,974
Total Liabilities	886,102	847,382

Commitments and Contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 175,000,000 shares authorized, 93,024,117 and 52,263,451 shares issued and outstanding	93,025	52,264
Additional paid-in capital	17,976,600	7,326,336
Accumulated deficit	(16,858,375)	(7,561,122)
Total Global Digital Solutions, Inc. stockholders' equity (deficit)	1,211,250	(182,522)
Noncontrolling interest	-	115,414
Total stockholders’ equity (deficit)	1,211,250	(67,108)

Total liabilities and stockholders' equity	$2,097,352	$780,274

F-3

GLOBAL DIGITAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2013	2012

Revenue	$-	$-

Cost of revenue	-	300

Gross profit (loss)	-	(300)

Operating expenses
Selling, general and administrative expenses	8,384,247	301,284
Other (income)/expense
Gain on extinguishment of debt	(31,712)	-
Interest income	(59,701)	-
Interest expense	733,198	10,000
Other income	-	(600)
Total costs and expenses	9,026,032	310,684

Loss from continuing operations before provision for income taxes	(9,026,032)	(310,984)

Provision for income taxes	-	-

Loss from continuing operations	(9,026,032)	(310,984)

Loss from discontinued operations	(271,221)	(208,922)

Net loss	(9,297,253)	(519,906)

Loss attributable to the noncontrolling interest	-	(28,815)

Net loss attributable to Global Digital Solutions, Inc.	$(9,297,253)	$(491,091)

Loss per common share attributable to Global Digital Solutions, Inc. common stockholders - basic and diluted:
Loss from continuing operations	$(0.12)	$(0.01)
Loss from discontinued operations	-	-
Loss attributable to the noncontrolling interest	-	-
Net loss	$(0.12)	$(0.01)

Shares used in computing net loss per share:
Basic and diluted	74,484,164	45,302,055

F-4

GLOBAL DIGITAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

					Additional		Non
	Preferred Stock		Common Stock		Paid-In	Accumulated	controlling
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total

Balance, December 31, 2011	1,000,000	$1,000	33,111,054	$33,111	$5,045,429	$(7,100,022)	$-	$(2,020,482)
Shares issued for Bronco acquisition	-	-	4,289,029	4,289	145,827	-	-	150,116
Assumption of Bronco's assets	-	-	-	-	1,009,657	(685,321)	-	324,336
Assumption of Bronco's equity	-	-	-	-	(859,541)	715,312	144,229	-
Private placements of common stock	-	-	1,666,667	1,667	148,333	-	-	150,000
Common stock issued for conversion of debt	-	-	11,546,701	11,547	1,410,781	-	-	1,422,328
Common stock issued for rent	-	-	150,000	150	13,350	-	-	13,500
Common stock issued for services	-	-	1,000,000	1,000	52,000	-	-	53,000
Warrants issued	-	-			360,000	-	-	360,000
Conversion of preferred stock to common stock	(1,000,000)	(1,000)	500,000	500	500	-	-	-
Net loss	-	-	-	-	-	(491,091)	(28,815)	(519,906)
Balance, December 31, 2012	-	-	52,263,451	52,264	7,326,336	(7,561,122)	115,414	(67,108)
Loss on disposal of discontinued operations	-	-	-	-	-	-	(115,414)	(115,414)
Stock-based compensation expense	-	-	26,000,000	26,000	5,792,208	-	-	5,818,208
Shares or warrants issued for services	-	-	1,876,666	1,877	1,078,353	-	-	1,080,230
Sale of common stock	-	-	5,634,000	5,634	1,960,466	-	-	1,966,100
Issuance of warrant included in the convertible debt	-	-	-	-	776,487	-	-	776,487
Common stock issued upon conversion of debt	-	-	3,000,000	3,000	747,000	-	-	750,000
Common stock issued upon exercise of warrants	-	-	4,250,000	4,250	420,750	-	-	425,000
Stock subscription receivable	-	-	-	-	(125,000)	-	-	(125,000)
Net loss	-	-	-	-		(9,297,253)	-	(9,297,253)
Balance, December 31, 2013	-	$-	93,024,117	$93,025	$17,976,600	$(16,858,375)	$-	$1,211,250

F-5

GLOBAL DIGITAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2013	2012
Operating Activities
Net loss	$(9,297,253)	$(519,906)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock- based compensation expense	5,158,208
Debt guaranty settled by issuing common stock	660,000
Common stock and warrants issued in payment of services	1,080,230	66,500
Amortization of debt discount warrant expense	1,126,487	10,000
Changes in operating assets and liabilities:
Prepaid expenses	(122,056)
Accounts payable	166,101	(26,858)
Accrued expenses	(807)	141,343
Cash provided by discontinued operations	245,745	113,294
Net cash used in operating activities	(983,345)	(215,627)

Investing Activities
Loans to Airtronic USA, Inc.	(1,465,874)	-
Deposits	(198)	-
Net cash used in investing activities	(1,466,072)	-

Financing Activities
Proceeds from the sale of common stock	1,966,100	150,000
Proceeds from the exercise of warrants	300,000	-
Proceeds from short-term debt	374,900	572,600
Payments on short-term debt	(67,500)	(122,500)
Net cash provided by financing activities	2,573,500	600,100

Net increase in cash and cash equivalents	124,083	384,473
Cash and cash equivalents at beginning of year	385,141	668

Cash and cash equivalents at end of period	$509,224	$385,141
	-	-
Supplementary disclosure of cash flow information
Cash paid during the year for:
Interest	$-	$-
Taxes	$-	$-
Supplementary disclosure of non-cash investing and financing activities
Purchase of Bronco with common shares	$-	$150,116
Debt settled with shares of common stock	$750,000	$1,422,328

F-6

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 1 – Organization, Going Concern and Summary of Significant Accounting Policies

Organization and History

Effective as of March 23, 2004, Creative Beauty Supply, Inc., ("Creative"), a New Jersey corporation that was incorporated on August 28, 1995, acquired Global Digital Solutions, Inc., a Delaware corporation ("Global”). The merger was treated as a recapitalization of Global. Creative changed its name to Global Digital Solutions, Inc. (“We” or the “Company). The Company disposed of its pre-merger assets and liabilities and succeeded to the business of Global. Although Creative was the legal acquiror, Global became the accounting acquiror of the Company for financial statement purposes. On January 8, 2004, Global acquired Pacific ComTel, Inc., a company that provided structured cabling design, installation and maintenance for leading information technology companies, federal, state and local government, major businesses, educational institutions, and telecommunication companies.

Our mission was to target the United States government contract marketplace for audio and video services. The U.S. government and commercial marketplaces have budgeted over the long term to upgrade existing telephony, computer, and outsourcing systems across the spectrum of communications, security, and services marketplace segments. Due to significant capital constraints, we wound down the majority of our operations in June of 2005, but continued to operate a small operations team in Northern California.

We changed our fiscal year end from June 30 to December 31 in June, 2009.

On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC (“Bronco”), a Nevada-California regional telecommunications subcontractor located in Folsom, California. See Note 11.  On May 1, 2012, with the support of our major shareholders, we made the decision to wind down and discontinue our operations in the telecommunications area, including the operations of Bronco, and refocus our efforts in the area of small arms manufacturing, knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas. We continued to operate Bronco through December 31, 2012, although we reflected its results of operations as discontinued operations in the accompanying financial statements. On January 1, 2013 we disposed of our interest in Bronco and no longer hold any interest in Bronco Communications.

In December 2012 we incorporated GDSI Florida LLC, and in January 2013 we incorporated Global Digital Solutions, LLC, both Florida limited liability companies. In November 2013, we incorporated GDSI Acquisition Corporation, a Delaware corporation.

Going Concern

We have sustained losses and experienced negative cash flows from operations since inception. At December 31, 2013, we had cash and cash equivalents of $509,224, working capital of $1,211,052 and an accumulated deficit of ($16,858,375). These factors raise substantial doubt about our ability to continue to operate in the normal course of business. We have funded our activities to date almost exclusively from equity and debt financings.

We will continue to require substantial funds to continue development of our core business. Management’s plans in order to meet our operating cash flow requirements include (i) financing activities such as private placements of common stock, and issuances of debt and convertible debt instruments and (ii) the establishment of strategic relationships which we expect will lead to the generation of additional revenue or acquisition opportunities, and (iii) the acquisition of businesses in the areas of small arms manufacturing, military and law enforcement supplies, product technology and development services in various industries, including military, aerospace, alternative energy and aviation, and knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas.

While we believe that we will be successful in obtaining the necessary financing to fund our operations, there are no assurances that such additional funding will be achieved or that we will succeed in our future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The Company’s accountants have expressed substantial doubt about our ability to continue as a going concern as a result of our history of net losses. The Company’s ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the plans to pursue pending acquisitions and raise the funds necessary to complete such acquisitions as described in this Form 10-K. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

F-7

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries and our majority-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Results of operations of Bronco are included in discontinued operations in our 2012 consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally acceptable (“GAAP”) in the United States of America (“U.S.”) requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, fair values of financial instruments, useful lives of property and equipment, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Non-Controlling Interest

The Company owned 51% of the outstanding stock of Bronco at December 31, 2012 and disposed of this interest effective January 1, 2013. The financial information related to Bronco was consolidated into our financial statements in 2012, which included an accounting for non-controlling interest of the 49% not owned by us.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

We record accounts receivable at the invoiced amount and we do not charge interest. We maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivables. We review the accounts receivable by amounts due by customers which are past due to identify specific customers with known disputes or collectability issues. In determining the amount of the reserve, we make judgments about the creditworthiness of significant customers based on ongoing credit evaluations.

Long-lived Assets

We review our long-lived assets, including property and equipment, for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Examples of such events could include a significant disposal of a portion of such assets, an adverse change in the market involving the business employing the related asset, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business or a significant change in the operations of an acquired business.

An impairment test involves a comparison of undiscounted cash flows from the use of the asset to the carrying value of the asset.  Measurement of an impairment loss is based on the amount that the carrying value of the asset exceeds its fair value.  No impairment losses were incurred in the periods presented.

Goodwill

Goodwill and indefinite-lived intangible assets are not amortized. Rather, they are tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Contracts in place, is the only intangible asset with an indefinite life on our consolidated balance sheets.  We have elected December 31 as the date to perform our annual impairment test.

Goodwill is included in the accompanying financial statements as a component of Assets of Discontinued Operations because we never realized the benefits of the acquired Goodwill.

Fair Value Measurements

The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair value due to their relatively short maturities.

Debt Issued with Warrants

We account for the issuance of debt and related warrants by allocating the debt proceeds between the debt and warrants based on the relative estimated fair values of the debt security without regard for the warrants and the estimated fair value of the warrants themselves. The amount allocated to the warrants would then be reflected as both an increase to equity, and as a debt discount that would be amortized over the term of the debt. However, in circumstances where warrants must be accounted for as a liability, the full estimated fair value of the warrants is established as both a liability and a debt discount. In some cases, if the value of the warrants is greater than the principal amount received, an immediate interest expense charge is recorded for the excess.

F-8

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

In accounting for convertible debt instruments, the proceeds from issuance of the convertible notes are first allocated between the convertible notes and the warrants. If the amount allocated to convertible notes results in an effective per share conversion price less than the fair value of our common stock on the date of issuance, the intrinsic value of this beneficial conversion feature is recorded as a further discount to the convertible debt with a corresponding increase to additional paid in capital.

Revenue Recognition

We follow the revenue recognition guidance in the Revenue Recognition Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or “Codification”). We recognize product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post contract support obligations is based on the terms of the customers’ contracts and is billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. Revenue is recognized at the time services or goods are provided, and revenue from short-term rentals is recognized over the rental period which typically ranges from two to four weeks. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable.

Provision for Income Taxes

Income taxes are calculated based upon the asset and liability method of accounting.  Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard to allow for recognition of such an asset.  In addition, realization of an uncertain income tax position must be estimated as “more likely than not” (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements.  Further, the recognition of tax benefits recorded in the financial statements, if any, is based on the amount most likely to be realized assuming a review by tax authorities having all relevant information.

Basic and Fully Diluted Loss Per Share

Basic and diluted loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding for the period. Since we have incurred losses attributable to common stockholders during each of the two years ended December 31, 2013 and 2012, diluted loss per common share has not been computed by giving effect to all potentially dilutive common shares that were outstanding during the period. Dilutive common shares consist of convertible preferred stock and incremental shares issuable upon exercise of warrants to the extent that the average fair value of our common stock for each period is greater than the exercise price of the warrants.

Stock Based Compensation

We adopted the fair value recognition provisions of ASC 718, "Compensation – Stock Compensation”.  Under the fair value recognition provisions, we are required to measure the cost of employee services received in exchange for share-based compensation measured at the grant date fair value of the award.  Compensation expense is recorded for all share-based awards granted to either non-employees, or employees and directors on or after January 1, 2013

We account for the issuance of equity instruments (including warrants) to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Subsequent Events

We evaluate events that occur subsequent to the balance sheet date of periodic reports, but before financial statements are issued for periods ending on such balance sheet dates, for possible adjustment to such financial statements or other disclosure.

Application of New or Revised Accounting Standards

On April 5, 2012, the Jump-Start Our Business Startups Act (the JOBS Act) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an "emerging growth company." As an emerging growth company the Company has elected to not take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards, and as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

F-9

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the Codification are communicated through issuance of an Accounting Standards Update (“ASU”).

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2013-04, Liabilities (Topic 405), which provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations.  ASU 2013-04 is effective for fiscal years beginning after December 15, 2013, which is effective for the Company’s first quarter of fiscal year 2015.  We do not believe the adoption of ASU 2013-04 will have a material effect on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.  ASU 2013-02 requires disclosure of the amounts reclassified out of each component of accumulated other comprehensive income and into net earnings during the reporting period and is effective for reporting periods beginning after December 15, 2012.  We do not believe the adoption of ASU 2013−02 in the first quarter of fiscal year 2014 will have a material impact on the measurement of net earnings or other comprehensive income.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities and in January 2013, the FASB issued ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU 2011-11, as clarified, enhances disclosures surrounding offsetting (netting) assets and liabilities. The clarified standard applies to derivatives, repurchase agreements and securities lending transactions and requires companies to disclose gross and net information about financial instruments and derivatives eligible for offset and to disclose financial instruments and derivatives subject to master netting arrangements in financial statements. The clarified standard did not have a material effect on our financial position or results of operations.

In October 2012, the FASB issued ASU 2012-04, Technical Corrections and Improvements, which makes certain technical corrections (i.e., relatively minor corrections and clarifications) and “conforming fair value amendments” to the FASB Accounting Standards Codification (the “Codification”). The corrections and improvements include technical corrections based on feedback on the Codification and conforming amendments primarily related to fair value in areas outside of ASC 820. The amendments affect various Codification topics and apply to all reporting entities within the scope of those topics and became effective for the Company on December 20, 2012.  The adoption of ASU 2012-04 did not have a material effect on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012−02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The revised standard is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. It allows companies to perform a “qualitative” assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary, similar in approach to the goodwill impairment test.  The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of ASU 2012-02 did not have a material effect on our financial position or results of operations.

In December 2011, the FASB issued ASU 2011−12, Comprehensive Income. The amendments in ASU 2011-12 supersede certain pending paragraphs in ASU 2011−05, Presentation of Comprehensive Income to effectively defer only those changes in ASU 2011−05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements became effective in the first quarter of fiscal 2013.  The adoption of ASU 2011−12 did not impact the measurement of net earnings or other comprehensive income.

F-10

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 2 – Financial Instruments

Cash and Cash Equivalents

Our cash and cash equivalents, at December 31, 2013 and 2012, consisted of the following:

	2013	2012
Cash in bank	$509,224	$385,141
Cash and cash equivalents	$509,224	$385,141

We classify highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. We maintain cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. We have not experienced any losses in such accounts and believe it is not exposed to any significant risk for cash on deposit. As of December 31, 2013 and 2012, we had uninsured cash amounts. We maintained this balance with a high quality financial institution, which we believe limits this risk.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and accounts receivable.

Note 3 – Fair Value Measurements

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable directly or indirectly.

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

We had no Level 1, Level 2 or Level 3 assets or liabilities at December 31, 2013, or 2012.

Note 4 – Acquisition of Airtronic and Notes Receivable from Airtronic

On October 22, 2012, we entered into an Agreement of Merger and Plan of Reorganization (“Merger Agreement”) to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a debtor in possession under chapter 11 of the Bankruptcy Code in a case pending in the US Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Court”) once Airtronic successfully reorganized and emerged from bankruptcy, (the “Merger”).

Contemporaneously, on October 22, 2012, we entered into a Debtor In Possession Note Purchase Agreement (“Bridge Loan”) with Airtronic. We agreed to lend Airtronic up to a maximum of $2,000,000, with an initial advance of $750,000 evidenced by an 8¼% Secured Promissory Note with an original principal amount of $750,000 made by Airtronic in favor of the Company (the “Original Note”) and a Security Agreement securing all of Airtronic’s assets. As of December 31, 2012 we had not advanced any funds to Airtronic under the Bridge Loan and Original Note. The Original Note bears interest at 8¼% per annum, is secured by all of Airtronic’s assets and, unless an event of default shall have previously occurred and be continuing, the full amount of principal and accrued interest under the note shall be due and payable on the consummation of Airtronic’s plan of reorganization.  In March 2013, the Company and Airtronic amended the Bridge Loan to provide for a maximum advance of up to $700,000 in accordance with draws submitted by Airtronic and approved by the Company in accordance with the budget set forth in the amendment.  On June 26, 2013, we agreed to a second modification of the Bridge Loan agreement with Airtronic, and agreed to loan Airtronic up to an additional $550,000 under the Bridge Loan.  On August 5, 2013, we entered into the Second Bridge Loan Modification and Ratification Agreement, a new 8¼% secured promissory note for $550,000 (the “Second Note”), and a Security Agreement with the CEO of Airtronic, securing certain intellectual property for patent-pending applications and trademarks that were registered in her name.  On October 10, 2013 we agreed to a third modification of the Bridge Loan Agreement with Airtronic, and agreed to loan Airtronic up to an additional $200,000 under the Bridge Loan. On October 10, 2013, we entered into the Third Bridge Loan Modification and Ratification Agreement, and a new 8¼% secured promissory note for $200,000 (the “Third Note”).

On October 2, 2013, Airtronic’s amended plan of reorganization (the “Plan”) was confirmed by the Court, but the Plan was never substantially consummated and has now been terminated.  Under the express terms of the Plan, Airtronic needed to close the Merger with the Company within 60 days following the confirmation date, i.e. on or before December 2, 2013 to obtain the funds necessary to pay its creditors in accordance with the Plan.  Nevertheless, Airtronic refused to close the Merger with the Company on or before December 2, 2013 and as a result the Plan terminated and the reorganized Airtronic re-vested in the bankruptcy estate of Airtronic as debtor in possession.

F-11

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

On December 5, 2013, the Company filed a motion with the Court to declare the Original Note, the Second Note and the Third Note to be in default.  A supplemental motion was filed with the Court on January 6, 2014. On February 23, 2014, Airtronic filed a modified plan of reorganization (“Modified Plan”) that provides, among other things, for the full repayment of the Original Note, the Second Note and the Third Note together with all accrued interest thereon, subject to confirmation of the Modified Plan.  On March 3, 2014, a creditor of Airtronic, Airtronic Acquisition, LLC, filed their proposed plan of reorganization (“The AAC Plan”).  The AAC Plan also provides, among other things, for the full repayment of the Original Note, the Second Note and the Third Note together with all accrued interest thereon, subject to confirmation of the AAC Plan. On March 26, 2014, the Court approved an order fixing the time for filing, acceptance or rejection of the proposed plans of reorganization, and set April 28, 2014 as the date for the hearing to confirm either the Modified Plan or the AAC Plan. The Company is not able to predict the likelihood of confirmation of either the Modified Plan or the AAC Plan or of any other transaction involving Airtronic.

Note 5 – Notes Payable

Convertible Notes Payable

Convertible notes payable at December 31, 2013 and December 31, 2012 consisted of the following:

Type	Collateral (If any)	Interest Rate	Monthly Payment	Maturity	2013	2012
Laurus Master Fund	None	5.00%	$-	May-13	$529,309	$504,309

Throughout 2004, we issued convertible notes payable and received total proceeds of $1,926,637 from unrelated individuals and an institution. In September 2012 $1,422,328 of the notes were converted into shares of our common stock at a conversion rate of $0.50 per share. The other convertible note, totaling $504,309, held by an institution, is non interest bearing, and is convertible at a fixed conversion price equal to $0.35 per share. Imputed interest at 5% is included in the balance.

On May 6, 2013, as discussed below, we amended the terms of a $750,000 Note (“Investor Note”) payable to a private investor (“Investor”) and (i) extended the maturity date to July 1, 2013, (ii) provided that the Investor Note may be convertible to shares of our common price at a conversion price of $0.25, and reduced the exercise price of the warrant issued in connection with the Investor Note payable from $0.15 to $0.10.  On July 1, 2013, the $750,000 Note payable was converted into 3,000,000 shares of our common stock and on conversion we recognized a gain of $31,712 as a result of the forgiveness of accrued but unpaid interest on the note. At December 31, 2012 the note balance was $25,100, net of unamortized discount of $350,000.

Notes Payable

Notes payable at December 31, 2013 and 2012 consisted of the following:

Type	Collateral (if any)	Interest Rate	Monthly Payments	Maturity	2013	2012
Private	Assets	8.25%	$-	May-13	$-	$375,100
Private	None	10.00%	$-	May-13	20,000	50,000
Private	None	10.00%	$-	Dec -13	-	37,500
Private	None	5.00%	$-	Demand	5,000	5,000
					25,000	467,600
Less: Unamortized debt discount					-	(350,000)
Notes payable					$25,000	$117,600

In December 2012, we entered into a Promissory Note Purchase Agreement, a Secured Promissory Note (“Note”) and Security Agreement with the Investor to lend us $750,000. The Note bears interest at 8¼%, is secured by all of our assets and is due on May 1, 2013.  In connection with the transaction, we issued to the Investor the Warrant.

The $360,000 fair value of the Warrant was calculated using a Black-Scholes pricing model. We calculated that the fair market value of the beneficial conversion feature (“BCF”) of the Note is $393,243, and we amortized the BCF over the life of the loan using the effective interest rate method.  At December 31, 2013 the discount was fully amortized to interest expense.

F-12

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

On May 6, 2013, the Company and the Investor amended the Promissory Note Purchase Agreement and the related Secured Promissory Note, Security Agreement and Warrant which:

(1)	Extended the Note’s maturity date to July 1, 2013;
(2)	Provided that on or before the maturity date, we may elect to convert the Note into 3,000,000 shares of our common stock at a conversion price of $0.25; and
(3)	Reduced the exercise price of the Warrant from $0.15 to $0.10.

The note was converted into 3,000,000 shares of common stock on July 1, 2013. – see Convertible Notes Payable above.

Note 6 – Commitments and Contingencies

Consulting Agreements

Effective May 9, 2012, we entered into a one-year “referral compensation agreement” with a third party consulting firm pursuant to which the firm would facilitate meetings and introductions on our behalf with certain potential investors in return for our agreement to pay the consulting firm compensation for these introduction.  The consulting firm was issued 250,000 shares of restricted shares of commons stock valued at $15,000.

Effective May 15 2012, we entered into a one-year “referral compensation agreement” with a third party consulting firm pursuant to which the firm would facilitate meetings and introductions on our behalf with certain potential investors in return for our agreement to pay the consulting firm compensation for these introduction.  The consulting firm was issued 500,000 shares of restricted shares of commons stock valued at $25,000.

Effective July 27 2012, we entered into a one-year “referral compensation agreement” with a third party consulting firm pursuant to which the firm would facilitate meetings and introductions on our with certain potential investors in return for our agreement to pay the consulting firm compensation for these introduction.  The consulting firm was issued 250,000 shares of restricted shares of commons stock valued a $13,000.

Effective January 1, 2013, we entered into a three-month consulting agreement with a consulting firm pursuant to which the firm would provide investor relations services.  The consulting firm was issued 500,000 shares of restricted shares of common stock valued at $50,000 and the expense was recognized over the three-month service period.

Effective April 3, 2013, we entered into a twelve-month consulting agreement with a consultant pursuant to which the consultant would provide investor relations services.  The consultant was issued 500,000 shares of restricted shares of common stock valued at $50,000 and the expense is being recognized over the term of the agreement. In June 2013, we entered into an amendment to the consulting agreement.  The consultant agreed to provide additional services over the remaining term of the agreement and, in consideration, we issued the consultant 250,000 shares of our restricted common stock valued at $125,000 and we agreed to issue the consultant a warrant to purchase 500,000 shares of our common stock at an exercise price of $.50, with a fair market value of $250,000.  The warrant was issued on July 1, 2013.

Office Lease

In August 2013 we entered into a twelve-month lease for a virtual office in West Palm Beach, Florida at a monthly rental of $299 plus taxes.  Future minimum lease payments at December 31, 2013 are $2,093.

Note 8 - Stockholders’ Equity

Preferred Stock

We are authorized to issue 10,000,000 shares of noncumulative, non-voting, nonconvertible preferred stock, $0.001 par value per share.  At December 31, 2013 and 2012, no shares of preferred stock were outstanding.

Common Stock

We are authorized to issue 175,000,000 shares of common stock, $0.001 par value per share.  At December 31, 2013 and 2012, 93,024,117 and 52,263,451 shares were issued and outstanding, respectively.

F-13

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

During the years ended December 31, 2012 and 2013, we issued the following shares of restricted common stock.  At the time of issuance, the issue price was negotiated between the Company and the recipient.

In Consideration For	Date of Issue	Number of Shares	Issue Price		Value
2012
Bronco Acquisition	01/01/12	4,289,029	$0.035		$150,116
Debt Conversion	04/28/12	3,300,000	$0.002		$6,600
Debt Conversion	05/21/12	6,043,801	$0.052		$314,278
Debt Conversion	09/10/12	2,202,900	$0.500		$1,101,450
Private Placement for Working Capital	01/16/12	416,667	$0.060		$25,000
Private Placement for Working Capital	05/18/12	250,000	$0.100		$25,000
Private Placement for Working Capital	05/21/12	250,000	$0.100		$25,000
Private Placement for Working Capital	10/15/12	750,000	$0.100		$50,000
Preferred Stock Conversion	10/15/12	500,000	$0.002		$1,000
Rent	12/31/12	150,000	$0.090		$13,500
Services	05/21/12	250,000	$0.052		$13,000
Services	10/15/12	500,000	$0.050		$25,000
Services	10/15/12	250,000	$0.052		$13,000

2013
Services	01/01/13	1,000,666	$0.100		$99,700
Stock-based compensation	01/10/13	11,000,000	$0.120	*	$11,000
Services	04/15/13	500,000	$0.100		$50,000
Private placement	04/15/13	250,000	$0.100		$25,000
Private placement	05/31/13	200,000	$0.250		$50,000
Private placement	06/06/13	2,150,000	$0.250		$537,500
Services	06/25/13	310,000	$0.500		$155,000
Stock based compensation	06/25/13	15,000,000	$0.260	*	$15,000
Private placement	06/25/13	408,000	$0.450		$183,600
Private placement	06/30/13	260,000	$0.500		$130,000
Note conversion	07/01/13	3,000,000	$0.250		$750,000
Warrant exercise	08/19/13	3,000,000	$0.100		$300,000
Private Placement	09/20/13	1,100,000	$0.450		$495,000
Private Placement	09/25/13	1,100,000	$0.450		$495,000
Services	09/25/13	66,000	$0.450		$29,700
Private Placement	11/11/13	100,000	$0.050		$50,000
Services	12/11/13	66,000	$0.001		$66
Warrant Exercise	12/18/13	1,250,000	$0.010		$125,000

* - Stock-based compensation was calculated at fair value on the grant date and the expense is being amortized over the vesting period and service period.  $1,682,280 of compensation expense will be recognized over the next twelve months.

Common Stock Warrants

We have issued warrants, which are fully vested and available for exercise, as follows:

Class of Warrant	Issued in connection with or for	Number		Exercise Price	Date of Issue	Date Vest	Date of Expiration
A-1	Debt	1,750,000	(1)	$0.10	December 2012	December 2013	December 2015
A-2	Services	1,000,000		$0.15	May 2013	May 2014	May 2018
A-3	Services	500,000		$0.50	June 2013	June 2014	June 2018
A-4	Services	1,000,000		$1.00	October 2013	October 2013	October 2016

(1)	1,250,000 shares were exercised on December 18, 2013. We issued the shares in the name of the investor on December 18, 2013 in anticipation of payment. At December 31, 2013 we had not received payment and recorded a stock subscription receivable form the investor. On January 24, 2014 we received the proceeds and released the shares to the investor.

The valuation of the warrants utilized the following assumptions utilizing a Black-Scholes pricing model:

Warrant	Fair Value	Dividend Yield	Volatility	Contractual Lives (Yrs.)	Risk-Free Rate
A-1	$1,050,000	0.00%	593.00%	2.0	1.58%
A-2	$300,000	0.00%	593.00%	5.0	0.84%
A-3	$250,000	0.00%	598.12%	5.0	1.20%
A-4	$800,000	0.00%	647.97%	3.0	0.64%

F-14

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The fair value of warrants issued during the twelve-month period ended December 31, 2013 ranged from $0.15 to $1.00. Our computation of expected volatility is based on our historical volatility. The interest rates are based on the U.S. Treasury Yield curve in effect at the time of grant. We do not expect to pay dividends. The fair values are being amortized over the life of the warrants.

The following is a summary of outstanding and exercisable warrants at December 31, 2013:

	Outstanding			Exercisable
Range of Exercise Prices	Weighted Average Number Outstanding at 12/31/13	Outstanding Remaining Contractual Life (in yrs.)	Weighted Average Exercise Price	Number Exercisable at 12/31/13	Weighted Average Exercise Price
$0.10	1,750,000	2.00	$0.10	1,750,000	$0.10
$0.15	1,000,000	4.50	$0.15	-	-
$0.50	500,000	4.75	$0.50	-	-
$1.00	1,000,000	4.50	$1.00	1,000,000	$1.00
$0.37	4,250,000	3.90	$0.37	2,750,000	$0.43

The intrinsic value of warrants outstanding at December 31, 2013 was $912,500.

Note 9 - Income Taxes

We have incurred losses since inception, which have generated net operating loss carryforwards. Pre-tax losses were $9,297,253 for the year ended December 31, 2013 and $519,906 for the year ended December 31, 2012, which includes a pre-tax loss of $310,984 from continuing operations and a pre-tax loss of $208,922 from discontinued operations.  At December 31, 2013, we had a federal net operating loss carryforward of approximately $4,473,000 that will expire beginning in 2024.  Current or future ownership changes may limit the future realization of these net operating losses.  Our policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the consolidated statements of operations. As of January 1, 2013, we had no unrecognized tax benefits, or any tax related interest or penalties. There were no changes in our unrecognized tax benefits during the year ended December 31, 2013. We did not recognize any interest or penalties during 2013 or 2012 related to unrecognized tax benefits.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that we will be able to utilize any net operating loss carryforwards in the future.

We recognize deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss carryforwards.  We have established a valuation allowance to reflect the likelihood of realization of deferred tax assets.  There is no income tax benefit for the losses for the years ended December 31, 2013 and 2012, since management has determined that the realization of the net deferred tax asset is not more likely than not to be realized and has created a valuation allowance for the entire amount of such benefit.

At December 31, 2013 and 2012, the significant components of our deferred tax assets and liabilities were as follows:

	2013	2012
Deferred tax assets:
Net operating loss	$1,781,765	$103,368
Stock compensation	2,075,853	21,112
Accrued expenses	65,941	96,377
Accrued interest receivable	(23,782)	-
Gross deferred tax assets	3,899,777	220,857
Less: Valuation Allowance	(3,899,777)	(220,857)
Net deferred tax assets	$-	$-

F-15

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

A reconciliation of the Federal statutory rate to the Company’s effective tax rate for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
Federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	5.8%	5.8%
Decrease in income taxes resulting from:
Change in valuation allowance	-39.8%	-39.8%
Effective tax rate	0.0%	0.0%

Note 10 - Loss Per Common Share

Basic and diluted loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding for the period.  Since we incurred losses attributable to common stockholders during the years ended December 31, 2013 and 2012, diluted loss per common share has not been computed by giving effect to all potentially dilutive common shares that were outstanding during the years ended December 31, 2013 and 2012.  Dilutive common shares consist of shares issuable on the conversion of preferred stock and incremental shares issuable upon the exercise of warrants to the extent that the average fair value of our common stock for each period is greater than the exercise price of the warrant.

The following table sets forth the computation of basic and diluted loss per common share:

	2013	2012
Numerator:
Loss from continuing operations	$(9,026,032)	$(310,984)
Loss from discontinued operations	(271,221)	(208,922)
Loss attributable to the noncontrolling interest	-	(28,815)
Net loss	$(9,297,253)	$(519,906)

Denominator:
Weighted-average shares outstanding	74,484,164	45,302,055
Effect of dilutive securities (1)	-	-
Weighted-average diluted shares	74,484,164	45,302,055

Loss per common share – basic and diluted:
Continuing operations	$(0.12)	$(0.01)
Discontinued operations	(0.00)	(0.00)
Attributable to the noncontrolling interest	(0.00)	(0.00)
Total – basic and diluted	$(0.12)	$(0.01)

(1)	The following common stock equivalents outstanding as of December 31, 2013 and 2012 were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	2013	2012
Warrants	4,250,000	3,000,000
Preferred stock	-	-
Total common stock equivalents	3,000,000	3,000,000

F-16

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 11 - Acquisition and Disposition of Bronco Communications, LLC and Discontinued Operations

Acquisition of Bronco Communications, LLC

In January 2012, we acquired 51% of Bronco in consideration for the issuance of 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116. The 49% interest we did not acquire is accounted for as a noncontrolling interest. The purchase price was allocated to the assets acquired based on the fair values at the acquisition date. The goodwill acquired was valued at $351,653. The financial results of Bronco are included in these consolidated financial statements as of January 1, 2012, the date control was acquired, in accordance with the Codification for business combinations.  We subsequently discontinued the operations of Bronco and disposed of its remaining assets in January 2013 as discussed below.

The purchase price was allocated as follows:

Cash and cash equivalents	$5,325
Accounts receivable	53,342
Property and equipment	63,792
Total Assets	$122,459
Accounts payable and accrued expenses	$79,536
Notes payable	71,498
Total Liabilities	$151,034
Goodwill	$351,653
Net Assets Acquired	$323,078

Fair value of common stock issued	$150,116
Fair value of non-controlling interest	$172,962
Fair value of net assets acquired	$323,078

Discontinued Operations

In accordance with ASC Topic 205, “Presentation of Financial Statements-Discontinued Operations”, we have presented the results of operations of Bronco as discontinued operations for the years ended December 31, 2013 and 2012. The following table details the operating results included of discontinued operations:

	Years Ended December 31,
	2013	2012
Net sales	$-	$144,337
Cost of goods sold	-	114,071
Gross profit	-	30,266
Selling, general and administrative expenses	25,477	236,564
Loss on sale of assets of discontinued operations	245,744	-
Interest expense	-	7,000
Other income	-	(4,376)
Loss before provision for income taxes	(271,722)	(208,922)
Provision for income taxes	-	-
Loss from discontinued operations	$(271,722)	$(208,922)

December 31, 2012
Assets
Cash and cash equivalents	$96
Property and equipment, net	43,384
Goodwill	351,653
Assets of discontinued operations	$395,133

Liabilities
Accounts payable and accrued expenses	$33,974
Liabilities of discontinued operations	$33,974

F-17

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Note 12 – Subsequent Events

We have completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2013 through March 28, 2014, the date this Annual Report on Form 10-K was submitted to the SEC, to ensure that this filing includes appropriate disclosure of events both recognized in the financial statements as of December 31, 2013, and events which occurred subsequently but were not recognized in the financial statements. We have concluded that no subsequent events have occurred that require disclosure, except as disclosed within these financial statements.

F-18

GLOBAL DIGITAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$353,087	$509,224
Accounts receivable, net	370,481	-
Inventory	840,519
Notes receivable	-	1,465,874
Prepaid expenses	59,901	122,056
Costs and estimated earnings in excess of billings on uncompleted contracts	668,561	-
Total current assets	2,292,549	2,097,154
Property and equipment, net	67,648
Deposits	198	198
Intangible assets	1,466,344
Goodwill	832,674
Total assets	$4,659,413	$2,097,352

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$178,695	$166,256
Accrued expenses	723,175	165,537
Convertible notes payable	-	529,309
Notes payable	305,453	25,000
Due to NACSV sellers	816,373	-
Total current liabilities	2,023,696	886,102
Contingent consideration	1,955,293	-
Total liabilities	3,978,989	886,102

Commitments and Contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 35,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 450,000,000 shares authorized, 100,669,278 and 93,024,117 shares issued and outstanding	100,670	93,025
Additional paid-in capital	23,667,935	17,976,600
Accumulated deficit	(23,088,181)	(16,858,375)
Total stockholders’ equity	680,424	1,211,250
Total liabilities and stockholders' equity	$4,659,413	$2,097,352

See the accompanying notes to condensed consolidated financial statements.

F-19

GLOBAL DIGITAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue	$111,405	$-	$111,405	$-

Cost of revenue	69,346	-	69,346	-

Gross profit	42,059	-	42,059	-

Operating expenses
Selling, general and administrative expenses	3,834,260	1,368,497	6,690,676	2,047,696
Other (income)/expense
Gain on extinguishment of debt	(387,642)	-	(387,642)	-
Interest income	(14,179)	(10,416)	(43,182)	(12,321)
Interest expense	2,931	662,302	9,181	708,198
Total costs and expenses	3,435,370	2,020,383	6,269,033	2,743,573

Loss from continuing operations before provision for income taxes	(3,393,311)	(2,020,383)	(6,226,974)	(2,743,573)

Provision for income taxes	-	-	-	-

Loss from continuing operations	(3,393,311)	(2,020,383)	(6,226,974)	(2,743,573)

Loss from discontinued operations	(567)	(25,477)	(2,832)	(271,221)

Net loss	$(3,393,878)	$(2,045,860)	$(6,229,806)	$(3,014,794)

Loss per common share - basic and diluted:
Loss from continuing operations	$(0.03)	$(0.03)	$(0.06)	$(0.05)
Loss from discontinued operations	-	-	-	-
Net loss	$(0.03)	$(0.03)	$(0.06)	$(0.05)

Shares used in computing net loss per share:
Basic and diluted	101,145,350	63,943,788	99,848,623	58,598,393

See the accompanying notes to condensed consolidated financial statements.

F-20

GLOBAL DIGITAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2014	2013
Operating Activities
Net loss	$(6,229,806)	$(3,014,794)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,831	-
Stock- based compensation expense	4,521,909	1,371,958
Common stock & warrants issued in payment of services	604,168	375,533
Amortization of debt discount	0	676,487
Gain on extinguishment of debt	(387,642)	-
Non-cash interest expense	9,181	-
Acquisition expenses settled with common stock	235,000	-
Non cash acquisition expense	12,903	-
Changes in operating assets and liabilities:
Inventory	5,000	-
Costs in excess of billings	(97,774)	-
Prepaid expenses	37,944	(165,000)
Other assets	-	(5,000)
Accounts payable	48,162	79,212
Accrued expenses	507,057	92,610
Billings in excess of costs	13,631
Cash from discontinued operations	-	245,745
Net cash used in operating activities	(707,436)	(343,249)

Investing Activities
Repayment of loans to Airtronic	1,509,056	-
Loans to Airtronic	(43,182)	(695,961)
Payment for NACSV	(1,000,000)	-
NACSV cash acquired	135,425	-
Net cash provided by (used in) investing activities	601,299	(695,961)

Financing Activities
Proceeds from sale of common stock	-	926,100
Proceeds from exercise of warrants	125,000	-
Proceeds from short-term debt	-	374,900
Payments on short-term debt	(25,000)	(37,500)
Payment on convertible notes	(150,000)	-
Net cash provided by (used in) financing activities	(50,000)	1,263,500

Net (decrease) increase in cash and cash equivalents	(156,137)	224,290

Cash and cash equivalents at beginning of year	509,224	385,141

Cash and cash equivalents at end of period	$353,087	$609,431

Supplementary disclosure of non-cash investing and financing activities
Purchase of NACSV with common shares	$200,000	$-

See the accompanying notes to condensed consolidated financial statements.

F-21

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Note 1 –Organization and Summary of Significant Accounting Policies

We were incorporated in New Jersey as Creative Beauty Supply, Inc. (“Creative”) in August 1995.  In March 2004, Creative acquired Global Digital Solutions, Inc., a Delaware corporation ("Global”). The merger was treated as a recapitalization of Global, and Creative changed its name to Global Digital Solutions, Inc., Global provided structured cabling design, installation and maintenance for leading information technology companies, federal, state and local government, major businesses, educational institutions, and telecommunication companies. Our mission was to target the United States government contract marketplace for audio and video services. Due to capital constraints our operations team focused mainly in Northern California. On May 1, 2012, we made the decision to wind down our operations in the telecommunications area and to refocus our efforts in the area of cyber arms technology and complementary security and technology solutions. From August 2012 through November 2013 we were actively involved in managing Airtronic USA, Inc., and effective as of June 16, 2014 we acquired North American Custom Specialty Vehicles, LLC (“NACSV”).

Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s annual consolidated financial statements and the notes thereto for the year ended December 31, 2013, included in our Annual Report on Form 10-K (the “2013 Form 10-K”).  The unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the entire year.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, fair values of financial instruments, useful lives of capitalized software development costs and property and equipment, fair values of stock-based awards, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. In the opinion of the Company’s management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the unaudited condensed consolidated financial statements have been made.

Financial Condition and Going Concern

The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have sustained losses and experienced negative cash flows from operations since inception, and at June 30, 2014 had an accumulated deficit of $23,088,181, cash and cash equivalents of $353,087, working capital of $268,853 and stockholders’ equity of $680,424. We have funded our activities to date almost exclusively from equity and debt financings.  These factors raise substantial doubt about our ability to continue as a going concern.

We will continue to require substantial funds to continue development of our core business. Management’s plans in order to meet our operating cash flow requirements include (i) financing activities such as private placements of common stock, and issuances of debt and convertible debt instruments, (ii) the establishment of strategic relationships which we expect will lead to the generation of additional revenue or acquisition opportunities and (iii) the acquisition of businesses in the areas of cyber arms technology and complementary security and technology solutions.

While we believe that we will be successful in obtaining the necessary financing to fund our operations, there are no assurances that such additional funding will be achieved or that we will succeed in our future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

F-22

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Revenue and Cost Recognition

Revenues from fixed-price and modified fixed-price construction contracts are recognized using the percentage-of-completion method of revenue recognition, measured by the percentage of cost incurred to date to the estimated total cost for each contract. This method is used because management considers it to be the best available measure of progress on these contracts. Because of inherent uncertainties in estimating costs, it is possible that the estimates used will change within the near-term.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as payroll taxes and worker’s compensation insurance premiums. Operating expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts”, represents revenues recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts”, represents billings in excess of revenues recognized.

Allowance for doubtful accounts

Accounts receivable is stated at cost, net of any allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to meet their obligations. Based on management’s evaluation of each customer, the Company considers all remaining accounts receivable to be fully collectible and, therefore, did not provide for an allowance for doubtful accounts.

Inventory

Inventory consists of the shells and components to be added to the mobile command units and is stated at the lower of cost (first-in, first-out) or market.

Property and equipment

Property and equipment are carried at cost. Expenditures which materially increase values or extend useful lives are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged against income as incurred. The net gain or loss on items retired or otherwise disposed of is credited or charged to operations and the cost and accumulated depreciation are removed from the accounts.

A provision for depreciation of property and equipment is made on a basis considered adequate to amortize the related costs (net of salvage value) over their estimated useful lives using the straight-line method. Estimated useful lives are principally as follows: vehicles, 5 years; furniture and fixtures and office equipment, 5-10 years; leasehold improvements, 40 years; machinery and equipment 5-10 years.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and accounts receivable.

Stock-Based Compensation

At June 30, 2014, we had one stock-based employee compensation plan. The awards granted are valued at fair value and compensation cost is recognized on a straight-line basis over the service period of each award.

Advertising

All advertising costs are expensed as incurred.

Income Taxes

We adopted Accounting Standards Codification subtopic 740-10, Income Taxes ("ASC 740-10") which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as amortization of intangible assets, deferred officers' compensation and stock-based compensation. A valuation allowance is provided against net deferred tax assets where we determine realization is not currently judged to be more likely than not. We recognize and measure uncertain tax positions through a two-step process in accordance with the Income Taxes Topic of the Codification. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. Accordingly, we report a liability for unrecognized tax benefits resulting from the uncertain tax positions taken or expected to be taken in a tax return and recognize interest and penalties, if any, related to uncertain tax positions in income tax expense.

F-23

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Loss Per Common Share and Common Share Equivalent

Basic and diluted loss per common share has been computed by dividing the loss by the weighted average number of common shares outstanding. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. As of June 30, 2014, the Company had warrants outstanding for the purchase of 4,250,000 common shares, and options to purchase 5,500,000 common shares, which have not been included in the calculation of loss per share as the effects would be anti-dilutive in periods in which a net loss in incurred.

Application of New or Revised Accounting Standards

On April 5, 2012, the Jump-Start Our Business Startups Act (JOBS Act) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an "emerging growth company." As an emerging growth company we have elected to not take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards, and as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Impact of Recently Issued Accounting Standards

From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB Accounting Standards Codification (“ASC” or “Codification”) are communicated through issuance of an Accounting Standards Update (“ASU”).

New Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”. The update gives entities a single comprehensive model to use in reporting information about the amount and timing of revenue resulting from contracts to provide goods or services to customers. The proposed ASU, which would apply to any entity that enters into contracts to provide goods or services, would supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. Additionally, the update would supersede some cost guidance included in Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts. The update removes inconsistencies and weaknesses in revenue requirements and provides a more robust framework for addressing revenue issues and more useful information to users of financial statements through improved disclosure requirements. In addition, the update improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the impact this standard may have on our results of operations, cash flows or financial condition.

In June 2014, FASB issued ASU No. 2014-12, “Compensation – Stock Compensation (Topic 718); Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period”. The amendments in this ASU apply to all reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. For all entities, the amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The effective date is the same for both public business entities and all other entities.

Entities may apply the amendments in this ASU either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. The Company is currently evaluating the impact this standard may have on our results of operations, cash flows or financial condition.

F-24

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Note 2 – Acquisition of North American Custom Specialty Vehicles, LLC (“NACSV”)

On June 16, 2014, we acquired all of the outstanding membership interest of NACSV in a transaction accounted for using the purchase method of accounting (the “Acquisition”). NACSV specializes in building mobile command/communications and specialty vehicles for emergency management, first responders, national security and law enforcement operations.

As consideration for the consummation of the Acquisition, at the closing of the Acquisition, the Company paid $1,000,000 in cash to the selling members, and issued them shares of the Company’s common stock valued at $200,000 (the “Stock Consideration”). In connection with the Acquisition, the Company is required to make an additional payment of the excess of total assets over $1.2 million, estimated at $816,373 payable in shares of the Company’s common stock (the “True-Up” payment), and additional consideration as certain events or transactions occur if the future, up to a maximum of $2.4 million, payable in shares of the Company’s common stock or in cash at the seller’s option (the “Contingent Consideration”). Additionally, the Company issued and 500,000 shares and has agreed to issue an additional 1.3 million shares of common stock for services rendered in conjunction with the Acquisition. The Company recorded a nonrecurring charge of $800,241 during the quarter ended June 30, 2014 related to the direct costs of the Acquisition, consisting of the $664,000 value of the shares of common stock issued for services and $136,241 of cash costs, which is recorded in general and administrative expenses in the accompanying condensed consolidated statements of operations for the three and six months ended June 30, 2014.

The estimated purchase price of the Acquisition totaled $3,971,666, comprised of $1,000,000 in cash, the Stock Consideration of $200,000, the True-Up payment of $816,373, and the fair value of the Contingent Consideration estimated at approximately $1,955,293. The fair value of the Contingent Consideration was estimated based upon the present value of the expected future payouts of the Contingent Consideration and is subject to change upon the finalization of the purchase accounting. The True-Up payment payable is included in current liabilities at June 30, 2014.

Under the purchase method of accounting, the estimated purchase price of the Acquisition was allocated to NACSV’s net tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of the date of the completion of the Acquisition, as follows:

Assets Acquired:
Cash and cash equivalents	$135,425
Accounts receivable, net	370,481
Inventory	845,519
Prepaid expenses	26,004
Costs in excess of billings	570,787
Property and equipment, net	68,157
Customer relationships	1,478,666
Goodwill	832,674
4,327,713
Liabilities assumed:
Accounts payable	35,724
Accrued expenses	2,087
Notes payable	304,605
Billings in excess of costs	13,631
356,047
Total estimated purchase price	$3,971,666

The estimated fair values of certain assets and liabilities have been determined by management and are subject to change upon the finalization of the purchase accounting. No portion of the intangible assets, including goodwill, is expected to be deductible for tax purposes.

F-25

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

The results of operations of NACSV are included in the Company’s condensed consolidated statements of operations from the date of the acquisition of June 16, 2014, including $111,000 of revenue and approximately $8,000 of net income. The following supplemental pro forma information assumes that the Acquisition had occurred as of January 1, 2014:

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014
Revenue	$1,604,114	$2,170,851
Net Loss	$(2,896,786)	$(5,728,005)
Loss per common share - basic and diluted	$(0.03)	$(0.06)

The pro forma financial information is not necessarily indicative of the results that would have occurred if the Acquisition had occurred on the dates indicated or that may result in the future.

Note 3 – Financial Instruments

Cash and Cash Equivalents

Our cash and cash equivalents at June 30, 2014 and December 31, 2013 consisted of the following:

	2014	2013
Cash in bank	$353,087	$509,224
Cash and cash equivalents	$353,087	$509,224

We classify highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. We maintain cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. We have not experienced any losses in such accounts and believe it is not exposed to any significant risk for cash on deposit. As of June 30, 2014 and December 31, 2013, we had uninsured cash amounts. We maintained this balance with a high quality financial institution, which we believe limits this risk.

Note 4 - Fair Value Measurements

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable:

Level 1 - Quoted prices for identical instruments in active markets.

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable directly or indirectly.

Level 3 - Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

We had no Level 1, Level 2 or Level 3 assets or liabilities at June 30, 2014 or December 31, 2013.

Note 5 – Inventory

Inventory consists of the following at June 30, 2014:

Materials inventory	$68,140
Truck and trailer inventory	772,379
$840,519

F-26

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Note 6 - Contracts in progress

Contracts in progress consisted of the following at June 30, 2014:

Costs incurred on uncompleted contracts	$794,665
Estimated earnings	689,050
1,483,715
Less billings to date	(815,154)
$668,561

Included in the accompanying balance sheet under the following captions:
Costs and estimates in excess of billings on uncompleted contracts	$668,561
Billings in excess of costs and estimated earnings on uncompleted contracts	-
$668,561

Note 7 – Acquisition of Airtronic and Notes Receivable from Airtronic

On October 22, 2012, we entered into an Agreement of Merger and Plan of Reorganization (“Merger Agreement”) to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a debtor in possession under chapter 11 of the Bankruptcy Code in a case pending in the US Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Court”) once Airtronic successfully reorganized and emerged from bankruptcy (the “Merger”). During the period from October 2012 through November 2013, GDSI was actively involved in the day to da management of Airtronic pending the completion of the Merger.

Contemporaneously, on October 22, 2012, we entered into a Debtor In Possession Note Purchase Agreement (“Bridge Loan”) with Airtronic. We agreed to lend Airtronic a maximum of $2,000,000, with an initial advance of $750,000 evidenced by an 8¼% Secured Promissory Note made by Airtronic in favor of the Company (the “Original Note”) and a Security Agreement pledging all of Airtronic’s assets. As of December 31, 2012 we had not advanced any funds to Airtronic under the Bridge Loan and Original Note. The Original Note bears interest at 8¼% per annum, and, unless an event of default shall have previously occurred and be continuing, the full amount of principal and accrued interest under the note shall be due and payable on the consummation of Airtronic’s plan of reorganization.  In March 2013, the Company and Airtronic amended the Bridge Loan to provide for a maximum advance of up to $700,000 in accordance with draws submitted by Airtronic and approved by the Company in accordance with the budget set forth in the amendment.  On June 26, 2013, we agreed to a second modification of the Bridge Loan agreement with Airtronic, and agreed to loan Airtronic up to an additional $550,000 under the Bridge Loan.  On August 5, 2013, we entered into the Second Bridge Loan Modification and Ratification Agreement, received a new 8¼% secured promissory note in principal amount of $550,000 (the “Second Note”), and entered into a Security Agreement with the CEO of Airtronic, which granted a security interest in certain intellectual property for patent-pending applications and trademarks that were registered in the CEO’s name.  On October 10, 2013, we entered into a third modification of the Bridge Loan Agreement, and agreed to loan Airtronic up to an additional $200,000. On October 10, 2013, we entered into the Third Bridge Loan Modification and Ratification Agreement, and received a new 8¼% secured promissory note for $200,000 (the “Third Note”).

On October 2, 2013, Airtronic’s amended plan of reorganization (the “Plan”) was confirmed by the Court, but the Plan was never substantially consummated and has now been terminated.  Under the terms of the Plan, Airtronic needed to close the Merger with the Company within 60 days following the confirmation date, i.e., on or before December 2, 2013, to obtain the funds necessary to pay its creditors in accordance with the Plan.  Nevertheless, Airtronic refused to close the Merger with the Company on or before December 2, 2013, and as a result the Plan terminated and the reorganized Airtronic re-vested in the bankruptcy estate of Airtronic as debtor in possession.

On March 31, 2014, Airtronic filed a First Amended Modified Plan of Reorganization (“First Modified Plan”) which  was confirmed on April 28, 2014.  On May 14, 2014 Airtronic repaid the Original Note, the Second Note and the Third Note together with all accrued interest thereon in the total amount of $.1,509,055.63. Additionally, On May 14, 2014, we received $1,509,055.63 in full payment of its outstanding loans to Airtronic. On August 12, 2014, we received $414,760.83 that it was awarded for legal fees and expenses incurred. Our involvement with Airtronic and its bankruptcy proceedings are now concluded.

F-27

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Note 8 – Notes Payable

Convertible Notes

Convertible notes payable at June 30, 2014 and December 31, 2013 consisted of the following:

Type	Collateral (If any)	Interest Rate	Monthly Payment	Maturity	2014	2013
Laurus Master Fund	None	5.00%	$-	May-13	$-	$529,309

In July 2004 we issued convertible notes payable to Laurus Master Fund and received total proceeds of $500,000. The Laurus note is non interest bearing, and is convertible at a fixed conversion price equal to $0.35 per share. The Company imputed interest at 5% which is included in the balance. On May 21, 2014, we entered into a Debt Forgiveness Agreement with Laurus in which we agreed to pay them $150,000 in full satisfaction of the note on or before June 30, 2014. On May 21, 2014, we paid the balance on the Laurus note, and recognized a gain on extinguishment of debt of $387,642, of which $350,000 was a discount against the principal and $37,642 was for accrued imputed interest forgiven.

Notes Payable

On May 6, 2013, as discussed below, we amended the terms of a $750,000 Note (“Investor Note”) payable to a private investor (“Investor”) and (i) extended the maturity date to July 1, 2013, (ii) provided that the Investor Note may be convertible to shares of our common price at a conversion price of $0.25, and reduced the exercise price of the warrant issued in connection with the Investor Note payable from $0.15 to $0.10. On July 1, 2013, the $750,000 Note payable was converted into 3,000,000 shares of our common stock and on conversion we recognized a gain of $31,712 as a result of the forgiveness of accrued but unpaid interest on the note.

Notes payable at June 30, 2014 and December 31, 2013 consisted of the following:

Type	Collateral (if any)	Interest Rate	Monthly Payments	Maturity	2014	2013
Private	None	10.00%	$-	May-13	$-	$20,000
Private	None	5.00%	$-	Demand	-	5,000
Notes payable NACSV former member	None	7.00%	$-	Demand	291,498	-
NACSV premium finance agreement	None	7.84%	$2,845	Nov -14	13,955
Notes payable					$305,453	$25,000

On May 22, 2014 we paid off the balance outstanding on two notes payable for $20,000 and $5,000, respectively.

In connection with the Acquisition of NACSV, we assumed notes payable of $305,453. Of this amount, $291,498 is payable to a former member, bears interest at 7% and is payable as certain accounts receivable of NACSV are collected, and $13,955 is due under an insurance premium finance agreement bearing interest at 7.84% with 10 equal monthly payments of principal and interest of $2,845 commencing February 28, 2014. Subsequent to June 30, 2014, the note payable to the former NACSV member was repaid.

In December 2012, we entered into a Promissory Note Purchase Agreement, a Secured Promissory Note (“Note”) and Security Agreement with the Investor to lend us $750,000. The Note bears interest at 8¼%, is secured by all of our assets and is due on May 1, 2013.  In connection with the transaction, we issued to the Investor the Warrant.

The $360,000 fair value of the Warrant was calculated using a Black-Scholes pricing model. We calculated that the fair market value of the beneficial conversion feature (“BCF”) of the Note is $393,243, and we amortized the BCF over the life of the loan using the effective interest rate method.  At December 31, 2013 the discount was fully amortized to interest expense.

On May 6, 2013, the Company and the Investor amended the Promissory Note Purchase Agreement and the related Secured Promissory Note, Security Agreement and Warrant which:

(1)	Extended the Note’s maturity date to July 1, 2013;
(2)	Provided that on or before the maturity date, we may elect to convert the Note into 3,000,000 shares of our common stock at a conversion price of $0.25; and
(3)	Reduced the exercise price of the Warrant from $0.15 to $0.10.

The note was converted into 3,000,000 shares of common stock on July 1, 2013. – see Convertible Notes Payable above.

F-28

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Note 9 – Commitments and Contingencies

Effective January 1, 2013, we entered into a three-month consulting agreement with a consulting firm pursuant to which the firm would provide investor relations services. The consulting firm was issued 500,000 shares of restricted shares of common stock valued at $50,000 and the expense was recognized over the three-month service period.

Effective April 3, 2013, we entered into a twelve-month consulting agreement with a consultant pursuant to which the consultant would provide investor relations services. The consultant was issued 500,000 shares of restricted shares of common stock valued at $50,000 and the expense is being recognized over the term of the agreement. In June 2013, we entered into an amendment to the consulting agreement.  The consultant agreed to provide additional services over the remaining term of the agreement and, in consideration, we issued the consultant 250,000 shares of our restricted common stock valued at $125,000 and we agreed to issue the consultant a warrant to purchase 500,000 shares of our common stock at an exercise price of $0.50, with a fair market value of $250,000. The warrant was issued on July 1, 2013.

Operating Leases

In August 2013 we entered into a twelve-month lease for a virtual office in West Palm Beach, Florida at a monthly rental of $299 plus taxes. The lease automatically renewed for an additional twelve months in August 2014.

On January 1, 2014, NACSV renewed a lease agreement for two buildings under a year-to-year operating lease with monthly rent payments totaling $6,749.

Future minimum lease payments on all operating leases at June 30, 2014 are $44,381.

Note 10 - Stockholders’ Equity and Stock Based Compensation

Preferred Stock

We are authorized to issue 35,000,000 shares of noncumulative, non-voting, nonconvertible preferred stock, $0.001 par value per share at June 30, 2014. At June 30, 2014 and December 31, 2013, no shares of preferred stock were outstanding.

Common Stock

We are authorized to issue 450,000,000 shares of common stock, $0.001 par value per share at June 30, 2014.  At June 30, 2014 and December 31, 2013, 100,669,278 and 93,024,117 shares were issued and outstanding, respectively.

During the six-month period ended June 30, 2014, we issued the following shares of restricted common stock at fair market value unless otherwise noted below.

In Consideration For	Award Date	Date of Issue	Number of Shares		Price		Value
Stock based compensation	01/01/14	01/01/14	1,500,000		$0.88	*	1,500
Stock based compensation	04/30/13	02/04/14	5,000,000		$0.17	*	5,000
Stock based compensation	02/04/14	02/04/14	1,500,000		$0.64	*	1,500
Acquisition services	N/A	05/15/14	500,000	**	$0.47		235,000
Acquisition of NACSV	N/A	06/16/14	645,161		$0.31	***	200,000
Stock based compensation forfeited		06/03/14	(1,500,000)				(1,500)
Net change in shares issued			7,645,161				$441,500

* Stock-based compensation was calculated at fair value on the grant date and the expense is being amortized over the vesting period and service period.  $1,792,713 of compensation expense will be recognized through April 30, 2016.

** 1.3 Million additional shares are due to be issued.

*** Issued at $0.31 per share. The fair market value on the date of issuance was $0.33 per share and the Company recognized an acquisition expense of $12,903 related to the $0.02 share discount.

F-29

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Common Stock Warrants

We have issued warrants as follows:

Class of Warrant	Issued in connection with or for	Number		Exercise Price	Date of Issue	Date Vest	Date of Expiration
A-1	Debt	1,750,000	(1)	$0.10	December 2012	December 2013	December 2015
A-2	Services	1,000,000		$0.15	May 2013	May 2014	May 2018
A-3	Services	500,000		$0.50	June 2013	June 2014	June 2018
A-4	Services	1,000,000		$1.00	October 2013	October 2013	October 2016

1.	1,250,000 shares were exercised on December 18, 2013. We issued the shares in the name of the investor on December 18, 2013 in anticipation of payment. At December 31, 2013 we had not received payment and recorded a stock subscription receivable from the investor. On January 24, 2014 we received the proceeds and released the shares to the investor.

The valuation of warrants is estimated at the grant date based on the fair-value as calculated by the Black-Scholes Merton (“BSM”) pricing model. The BSM pricing model incorporates various assumptions including expected volatility, expected life and interest rates. The Company’s computation of expected life is based on the simplified method as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its equity shares have been publicly traded. The interest rate is based on the U.S. Treasury Yield curve in effect at the time of grant. The Company’s computation of expected volatility is based on comparable companies’ average historical volatility. The Company does not expect to pay dividends. While the Company believes these estimates are reasonable, the estimated compensation expense would increase if the expected life was increased or a higher expected volatility was used. The Company recognizes warrant expense cost as expense on a straight-line basis over the requisite service period.

The following is a summary of outstanding and exercisable warrants at June 30, 2014:

	Outstanding			Exercisable
Range of Exercise Prices	Weighted Average Number Outstanding at 06/30/14	Outstanding Remaining Contractual Life (in yrs.)	Weighted Average Exercise Price	Number Exercisable at 06/30/14	Weighted Average Exercise Price
$0.10	1,750,000	1.51	$0.10	1,750,000	$0.10
$0.15	1,000,000	3.85	$0.15	1,000,000	$0.15
$0.50	500,000	4.01	$0.50	500,000	$0.50
$1.00	1,000,000	2.30	$1.00	1,000,000	$1.00
$0.37	4,250,000	2.92	$0.37	4,250,000	$0.37

The aggregate intrinsic value of warrants outstanding at June 30, 2014 was $527,500. Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the exercise price of the warrant multiplied by the number of warrants outstanding or exercisable.

Equity Awards

Stock Incentive Plans

2014 Global Digital Solutions Equity Incentive Plan

On February 2, 2014 our board of directors approved the 2014 Global Digital Solutions Equity Incentive Plan and reserved 20,000,000 shares of our common stock for issuance pursuant to awards thereunder. A Revised Plan (the “Plan”), was approved by a majority of shareholders of the Company on May 9, 2014. The Plan is intended as an incentive, to retain in the employ of and as directors, our officers, employees, consultants and advisors, and to attract new officers, employees, directors, consultants and advisors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.

F-30

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

A summary of the Company’s stock option activity for the three-month period ended June 30, 2014 is as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Number of	Price Per	Contractual	Intrinsic
	Options	Share	Term	Value
Balance at December 31, 2013
Options granted	5,500,000	$0.64	9.6	$0.00
Options exercised	-
Options forfeited	-
Balance at June 30, 2014	5,500,000	$0.64	9.6	$0.00
Exercisable at June 30, 2014	-	-	-	-
Exercisable after June 30, 2014	5,500,000	$0.64	9.6	$0.00

Stock-Based Compensation

Stock Options

Stock-based compensation cost for stock options is estimated at the grant date based on the fair-value as calculated BSM option-pricing model utilizing the assumptions discussed below. The Company recognizes stock-based compensation cost as expense on a straight-line basis over the requisite service period.

We granted 5,500,000 options during the six-month period ended June 30, 2014 resulting in stock-based compensation expense of $1,759,998 and $2,453,330 for the three and six-month periods ended June 30, 2014, respectively. The options are exercisable at $0.64 and expire in between February 2024 and March 2024. As of June 30, 2014, there was $1,066,670 of total unrecognized stock-based compensation cost related to these stock options that will be recognized during the next quarter.

The significant weighted average assumptions relating to the valuation of the Company’s options for the period ended June 30, 2014 were as follows:

Dividend yield	0.00%
Expected life (years)	5.25
Expected volatility	718.70%
Risk free interest rate	1.80%

Restricted Stock Grants

Since January 2013, we have issued restricted stock to officers, advisors and consultants in lieu of cash compensation. A summary of restricted stock outstanding as of June 30, 2014 and changes during the six months then ended is presented below:

Unvested at January 1, 2014	10,500,000
Issued	3,500,000
Vested	(8,000,000)
Forfeited	(1,500,000)
Unvested at June 30, 2014	4,500,000

We recorded stock-based compensation expense related to this restricted stock of $745,113 and $841,848 for the three-month periods ended June 30, 2014 and 2013, respectively, and $2,068,579 and $1,063,387 for the six-month periods ended June 30, 2014 and 2013, respectively. As of June 30, 2014 there was $1,792,713 of total unrecognized stock-based compensation expense related to these restricted stock grants that will be recognized through June 2016.

Subsequent to June 30, 2014, we have agreed to issue up to 12 million shares of restricted stock as more fully discussed in Note 14 – Subsequent Events.

F-31

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

Note 11 - Loss Per Common Share

Basic and diluted loss per common share for the three and six months ended June 30, 2014 and 2013 is calculated based on the weighted average common shares outstanding for the period.  The following table sets forth the computation of basic and diluted loss per common share:

	Three Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2014	2013

Numerator:
Loss from continuing operations	$(3,393,311)	$(2,020,383)	$(6,226,974)	$(2,743,573)
Loss from discontinued operations	(567)	(25,477)	(2,832)	(271,221)
Net loss	$(3,393,878)	$(2,045,860)	$(6,229,806)	$(3,014,794)

Denominator:
Weighted-average shares outstanding	101,145,350	63,943,788	99,848,623	58,598,393
Effect of dilutive securities (1)	-	-	-	-
Weighted-average diluted shares	101,145,350	63,943,788	99,848,623	58,598,393

Loss per common share – basic and diluted:
Continuing operations	$(0.03)	$(0.03)	$(0.06)	$(0.05)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.00)
Total – basic and diluted	$(0.03)	$(0.03)	$(0.06)	$(0.05)

(1)	The following common stock equivalents outstanding as of June 30, 2014 and 2013 were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	2014	2013
Warrants	4,250,000	3,250,000
Options	5,500,000	-
Total common stock equivalents	9,750,000	3,000,000

Note 12 – Discontinued Operations

In January 2012, we acquired 51% of Bronco Communications LLC.  We subsequently discontinued the operations of Bronco and disposed of its remaining assets in January 2013 although we were responsible for contract oversight which was concluded in June 2014.  In accordance with ASC Topic 205, Presentation of Financial Statements - Discontinued Operation , we have presented the loss on sale of the net assets of Bronco of $245,744 and operating costs incurred as a loss from discontinued operations in the accompanying condensed consolidated statements of operations for the three and six months ended June 30, 2014 and 2013.

Note 13 – Customer concentrations

The Company had two customers who accounted for 56.8% and 43.2% of our revenue in the three and six-month periods ended June 30, 2014. Accounts receivable were $370,481, net of allowance, as of June 30, 2014. One customer accounted for 98.6% of this balance. The Company expects to continue to have customers with revenues or accounts receivable balances of 10% or more of total revenue or total accounts receivable in the foreseeable future.

Note 14 – Subsequent Events

We have completed an evaluation of all subsequent events after the unaudited balance sheet date of June 30, 2014 through August 19, 2014, the date this Quarterly Report on Form 10-Q was submitted to the SEC, to ensure that these financial statements includes appropriate disclosure of events both recognized in the financial statements as of June 30, 2014, and events which occurred subsequently but were not recognized in the financial statements.

Effective July 2, 2014, we appointed Stephen L. Norris as a member of our Board of Directors (the “Board”) and as Chairman and CEO of our wholly-owned subsidiary, GDSI International, and effective as of July 7, 2014, the Board elected Mr. Norris Vice Chairman of the Company.

The Company and Mr. Norris have agreed to certain compensation as follows:

1.	Effective as of July 1, 2014, and for so long as Mr. Norris continues to serve as a director of the Company, he shall be paid a monthly fee of $6,000, payable in cash, monthly in arrears.

F-32

GLOBAL DIGITAL SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

June 30, 2014 and 2013

2.	Mr. Norris will be granted 12 million restricted stock units (“Units”) convertible into 12 million shares of the Company’s common stock, with a fair market value of $3,600,000 at July 1, 2014. 4,000,000 Units will vest in respect of each fiscal year of GDSI International from 2015 through 2017 if the company has achieved at least 90% of the total revenue targets set forth below. If less than 90% of the target is achieved in respect of any such fiscal year, then the number of Units vesting for that fiscal year shall be 4,000,000 times the applicable percentage shown below; provided that, if the company shall exceed 100% of the revenue target for the 2016 or 2017 fiscal year, and shall have failed to reach 90% of the target for a prior fiscal year, the excess over 100% shall be applied to reduce the deficiency in the prior year(s), and an additional number of Units shall vest to reflect the increased revenue for such prior fiscal year. Any such excess shall be applied first to reduce any deficiency for the 2015 fiscal year and then for the 2016 fiscal year. The vesting of the Units shall be effective upon the issuance of the audited financial statements of the Company for the applicable fiscal year, and shall be based upon the total revenue of GDSI International as reflected in such financial statements.

Revenue Targets
July 1, 2014 - June 30, 2015	$9,911,000
July 1, 2015 - June 30, 2016	$18,921,000
July 1, 2016 - June 30, 2017	$24,327,000
Percentage vesting based on revenue targets:

Revenue as a % of Target	% Vest
90% - 100%	100%
80% - 90%	90%
70% - 80%	80%
60% - 70%	70%
50% - 60%	60%
40% - 50%	50%
30% - 40%	40%
20% - 30%	30%
10% - 20%	20%
less than 10%	0%

F-33

Global Digital Solutions, Inc.

32,082,170 Shares

Common Stock

PROSPECTUS

October 17, 2014